   As filed with the Securities and Exchange Commission on October 29, 1996

                                                       Registration No. 33-99388
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            --------------------


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM S-1
                                  ON FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            --------------------

                             TATHAM OFFSHORE, INC.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                 1311                               76-0289338
         (State or other jurisdiction           (Primary Standard Industrial                (I.R.S. Employer
      of incorporation or organization)          Classification Code Number)             Identification Number)

                            --------------------


          7400 TEXAS COMMERCE TOWER                                                         DIANA J. WALTERS
              600 TRAVIS STREET                                                        7400 TEXAS COMMERCE TOWER
             HOUSTON, TEXAS 77002                                                          600 TRAVIS STREET
          TELEPHONE:  (713) 224-7400                                                      HOUSTON, TEXAS 77002
  (Address, including zip code and telephone                                           TELEPHONE:  (713) 224-7400
 number, including area code, of registrant's                               (Name, address, including zip code and telephone
         principal executive offices)                                                   number, including area code,
                                                                                            of agent for service)

                                With Copies to:



                             RICK L. BURDICK, P.C.
                              SETH R. MOLAY, P.C.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1900 PENNZOIL PLACE-SOUTH TOWER
                              711 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 220-5800



    Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.



    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1996






                              6,329,539 SHARES OF



                 SERIES C 4% CONVERTIBLE EXCHANGEABLE PREFERRED



               STOCK AND/OR MANDATORY REDEEMABLE PREFERRED STOCK



                          99,200,336 EXCHANGE WARRANTS



                       99,200,336 SHARES OF COMMON STOCK


                             TATHAM OFFSHORE, INC.


         Pursuant to an underwritten offering of rights (the "Rights") completed in January 1996 (the "Rights Offering"), Tatham Offshore, Inc., a Delaware corporation (the "Company" or "Tatham Offshore"), issued an aggregate of 25,120,948 warrants (the "Warrants") to the holders of record on December 26, 1995 (the "Record Date") of the Company's common stock, par value $0.01 per share (the "Common Stock").






         Each Warrant initially entitled the holder thereof to purchase, for $1.00 per share, one share of any of the following:



         (i) Series A 12% Convertible Exchangeable Preferred Stock, with a liquidation preference of $1.50 per share and accruing dividends at the annual rate of $0.18 per share (the "Series A Preferred Stock"), which must have been purchased by exercise of the Warrant at any time on or before July 1, 1996;



         (ii) Series B 8% Convertible Exchangeable Preferred Stock, with a liquidation preference of $1.00 per share and accruing dividends at the annual rate of $0.08 per share (the "Series B Preferred Stock"), which must have been purchased by exercise of the Warrant at any time on or before October 1, 1996; or



         (iii) Series C 4% Convertible Exchangeable Preferred Stock, with a liquidation preference of $0.50 per share and accruing dividends at the annual rate of $0.02 per share (the "Series C Preferred Stock" and together with the Series A Preferred Stock and the Series B Preferred Stock, the "Convertible Exchangeable Preferred Stock"), which may be purchased by exercise of the Warrant at any time on or before January 1, 1997, subject to extension under certain circumstances as described under the caption "Description of the Securities -- The Warrants -- Method of Exercise."



         As of October 15, 1996, 18,717,030 Warrants had been exercised to acquire shares of Series A Preferred Stock and 74,379 Warrants had been exercised to acquire shares of Series B Preferred Stock. Consequently, as of October 15, 1996, there were outstanding 6,329,539 Warrants, which may be exercised at any time on or before January 1, 1997 (subject to extension under certain circumstances) to purchase shares of Series C Preferred Stock.


         Each Warrant remaining unexercised at 5:00 p.m., New York time, on January 1, 1997, subject to extension under certain circumstances (as extended, the "Warrant Expiration Date"), will be automatically converted, without any action on the part of the holder thereof, into one share of Mandatory Redeemable Preferred Stock (the "Mandatory Redeemable Preferred Stock"), which will have a liquidation preference of $0.50 per share and which the Company will be required to redeem under certain circumstances.


         At any time until December 31, 1998, each share of Convertible Exchangeable Preferred Stock (including any accrued and unpaid dividends thereon) may be exchanged for four warrants (the "Exchange Warrants"), each entitling the holder thereof to purchase one share of Common Stock at a price equal to $0.653, subject to adjustment as provided herein (the "Trading Reference Price"). The Exchange Warrants will expire on July 1, 1999, subject to extension under certain circumstances (as extended, the "Exchange Warrant Expiration Date"). Alternatively, each holder of shares of Convertible Exchangeable Preferred Stock has the right, at the holder's option, to convert the liquidation preference thereof, plus any accrued and unpaid dividends thereon, into shares of Common Stock at the Trading Reference Price. On and after July 1, 1997, each share of Convertible Exchangeable Preferred Stock will be redeemable at the option of the Company, in whole or in part, by payment in cash of the liquidation preference thereof, plus any accrued and unpaid dividends thereon, subject to the right of the holder thereof to convert such share into share(s) of Common Stock and/or exchange each such share for four Exchange Warrants.



                                               (Continued on Inside Front Cover)



         SEE "RISK FACTORS," BEGINNING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMPANY.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               THE DATE OF THIS PROSPECTUS IS OCTOBER ___, 1996.

         The Common Stock is quoted on the Nasdaq National Market under the trading symbol "TOFF." The last reported sales price for the Common Stock on October 15, 1996, was $0.8125 per share. The Warrants and the Series A and Series B Preferred Stock are quoted on the over-the-counter market under the symbols "TOFFW," "TOFFL," and "TOFFO," respectively, and it is expected that the Series C Preferred Stock will also be quoted on the over-the-counter market. There is not an active trading market, however, and the Company does not expect one to develop, for the Warrants, any series of the Convertible Exchangeable Preferred Stock, the Mandatory Redeemable Preferred Stock or the Exchange Warrants (the "Securities").



               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE






         The following documents filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, and (ii) description of the Company's common stock contained in the Company's Form 8-A filed with the SEC on November 16, 1995 (File No. 0-22892), and (iii) the prospectus of the Company filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933 on December 26, 1995.






         All reports and other documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to Tatham Offshore, Inc., 7400 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002, Attention: Investor Relations, telephone number
(713) 224-7400.



               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS






         This Prospectus, including any documents that are incorporated by reference as set forth in "Incorporation of Certain Information by Reference", contains forward looking statements. Such statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "management believes," "the Company believes" and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that may have a direct bearing on the Company's results and financial condition are: (i) competitive practices in the industries in which the Company will compete,
(ii) the impact of current and future laws and governmental regulations affecting the energy industry in general and the Company's operations in particular, (iii) the success of the Company's application for royalty relief on the Sunday Silence field, (iv) the Company's ability to develop and initiate production from the Sunday Silence field under a farmout or financing arrangement with an industry partner or financial institution, (v) quantity of economically recoverable oil and gas reserves attributable to the Company's interests, (vi) environmental liabilities to which the Company may become subject in the future that are not covered by an indemnity or insurance, (vii) the level of future Warrant exercises, and (viii) the payout of certain interests in oil and gas properties assigned by the Company. For additional discussion of such risks, see "Risk Factors" beginning on page 14 of this Prospectus.

                               PROSPECTUS SUMMARY



         The following summary is qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference herein. Investors should carefully consider the information set forth under the caption "Risk Factors." For a description of certain terms contained herein, see the "Glossary" included in this Prospectus.


                                  THE COMPANY


         The Company is an independent energy company engaged in the exploration for, and development and production of, oil and gas reserves located primarily offshore the United States in the Gulf of Mexico (the "Gulf"), principally in the Flextrend (water depths of 600 to 1,500 feet) and Deepwater (water depths greater than 1,500 feet) areas. The Company currently has a portfolio of mineral leaseholds which includes producing properties and undeveloped leases. The Company owns interests in 15 oil and gas leases in the Gulf covering approximately 83,200 gross (72,500 net) acres and a reversionary interest in 17,300 gross (10,100 net) acres in three offshore leases in the Gulf. Although a substantial portion of the Company's acreage is undeveloped, limited drilling results have established estimated proved reserves attributable to the Company's interests in its leases of approximately 11.9 MMbbls of oil and 62.3 Bcf of gas as of June 30, 1996, based on a reserve report prepared by Ryder Scott Company Petroleum Engineers, an independent engineering consulting firm ("Ryder Scott").



         As of June 30, 1996, approximately 39% of the issued and outstanding shares of Common Stock was owned by DeepTech International Inc. ("DeepTech"), a diversified energy company which, through its affiliates, is engaged in providing offshore contract drilling services, oil and gas gathering and transmission, production technology and engineering services, geological and geophysical technology services, gas processing and liquids marketing, oil and gas marketing and, through the Company and another affiliate, oil and gas exploration, development and production. As of June 30, 1996, DeepTech also owned (i) $60.0 million principal amount of Subordinated Convertible Promissory Notes of the Company (the "Subordinated Notes"), which are convertible into shares of Common Stock at $10.00 per share, subject to adjustment under certain circumstances and (ii) through DeepFlex Production Services, Inc. ("DeepFlex"), a 100%-owned subsidiary of DeepTech, 4.7 million shares of the Series A Preferred Stock and 5.3 million Warrants. In addition to being the largest stockholder of the Company, DeepTech also provides the Company with management, operational, financial, accounting and administrative services for a fee under the terms of a management agreement (the "Management Agreement"). Leviathan Gas Pipeline Partners, L.P. ("Leviathan"), which is an effective 23.2% owned affiliate of DeepTech, owns 7,500 shares of the Company's 9% Senior Convertible Preferred Stock (the "Senior Preferred Stock") which are convertible into shares of Series A Preferred Stock under certain circumstances.

                            TERMS OF THE SECURITIES



         The following is a summary description of the terms of the Securities including (i) the Warrants, which may be exercised to purchase shares of Series C Preferred Stock or, if unexercised at 5:00 p.m., New York time, on the Warrant Expiration Date, will automatically be converted into Mandatory Redeemable Preferred Stock, (ii) the Mandatory Redeemable Preferred Stock, which is mandatorily redeemable by the Company under certain circumstances,
(iii) the Convertible Exchangeable Preferred Stock, which may be exchanged for Exchange Warrants or, alternatively, converted into shares of Common Stock and
(iv) the Exchange Warrants, which may be exercised to purchase shares of Common Stock. For a more complete description of the terms of the Securities, see "Description of the Securities."





THE WARRANTS


Issuance of Warrants              25,120,948 Warrants were issued in connection
                                  with the Rights Offering. Each Warrant is transferable and evidenced by a certificate
                                  (each, a "Warrant Certificate").



Exercise of Warrants;
Exercise Period                   Each Warrant initially entitled the record
                                  holder thereof to purchase from the Company one share of any of the following: (i) Series
                                  A Preferred Stock which must have been
                                  purchased by exercise of the Warrant at any time on or before July 1, 1996; (ii) Series B
                                  Preferred Stock which must have been purchased by exercise of the Warrant at any time on or before October 1, 1996, or (iii) Series C
                                  Preferred Stock which may be purchased by exercise of the Warrant at any time until 5:00 p.m., New York time, on the Warrant Expiration
                                  Date (January 1, 1997, subject to extension under certain circumstances as described under the caption "Description of the Securities --
                                  The Warrants -- Method of Exercise").  As of
                                  October 15, 1996, 18,717,030 Warrants had been exercised to acquire shares of Series A
                                  Preferred Stock and 74,379 Warrants had been exercised to acquire shares of Series B
                                  Preferred Stock.  Consequently, as of October
                                  15, 1996, there were outstanding 6,329,539
                                  Warrants, which are exercisable to purchase shares of Series C Preferred Stock.



Exercise Price                    $1.00 per share of Series C Preferred Stock,
                                  subject to adjustment.



Warrant Expiration Date           After 5:00 p.m., New York time, on the
                                  Warrant Expiration Date (January 1, 1997, subject to extension under certain circumstances as described under the caption
                                  "Description of the Securities -- The Warrants
                                  -- Method of Exercise"), each unexercised
                                  Warrant will no longer be exercisable to purchase Series C Preferred Stock and shall be automatically converted, without any action on the part of the holder thereof, into one share of Mandatory Redeemable Preferred Stock. See
                                  "-- Mandatory Redeemable Preferred Stock."



Use of Proceeds                   As of October 15, 1996, the Company had
                                  received $31.4 million in gross proceeds from the exercise of Rights and Warrants. These funds have been and will be used by the Company to meet short term debt obligations, interest expense and capital expenditure requirements and for working capital. If all of the remaining outstanding Warrants are exercised to acquire shares of Series C
                                  Preferred Stock, the Company will receive an additional $6.3 million in gross proceeds, which will be used by the Company for general corporate purposes including interest expense, management fees and capital expenditures as required. See "Use of Proceeds" and "Risk Factors -- History of
                                  Operating Losses;

                                  Substantial Future Capital Requirements;
                                  Uncertainty of Future Financings."



Method of Exercise                Each holder of a Warrant may exercise such
                                  Warrant by surrendering the Warrant
                                  Certificate evidencing such Warrant to the Agent (as defined herein). In exercising a Warrant, the form of election to purchase
                                  (found on the reverse side of the Warrant
                                  Certificate) must be properly completed and payment in full of the exercise price must be submitted to the Agent prior to 5:00 p.m., New
                                  York time, on January 1, 1997 (subject to extension under certain circumstances as described under the caption "Description of the Securities -- The Warrants -- Method of
                                  Exercise"). No Warrants may be exercised unless at the time of exercise there is available a current prospectus covering the shares of Series C Preferred Stock issuable upon the exercise of such Warrants under an effective registration statement.


Redemption                        The Warrants are not redeemable by the
                                  Company.

Tax Consequences                  See "Certain Federal Income Tax Consideration
                                  s" for a summary of certain tax consequences relating to the Warrants.


CONVERTIBLE EXCHANGEABLE PREFERRED STOCK


         As of October 15, 1996, 18,717,030 Warrants had been exercised to acquire an aggregate of 18,717,030 shares of Series A Preferred Stock, 74,379 Warrants had been exercised to acquire an aggregate of 74,379 shares of Series B Preferred Stock, and there remained outstanding 6,329,539 Warrants to acquire shares of Series C Preferred Stock. In addition, as of October 15, 1996, 320,864 shares of Series A Preferred Stock have been converted into 737,986 shares of Common Stock. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have substantially the same terms, except with respect to their respective liquidation preferences; ranking upon liquidation, dissolution, merger or sale of the Company; dividend rates; and the expiration date before which a Warrant must be exercised to purchase a share of a particular series.


SERIES A PREFERRED STOCK


Shares Outstanding                18,396,166 shares of Series A Preferred Stock.



Dividends                         Each share of Series A Preferred Stock
                                  accrues dividends commencing on July 1, 1996
                                  (regardless of when issued) at an annual rate of 12% on the liquidation preference of $1.50
                                  ($0.18 per annum per share, subject to
                                  adjustment under certain circumstances), payable quarterly on March 31, June 30,
                                  September 30 and December 31 of each year commencing on September 30, 1996. Dividends shall be cumulative and payable in arrears out of funds legally available therefor, when, as and if declared by the Board of Directors of the Company. The Company did not pay any dividends on the Series A Preferred Stock on September 30, 1996, the initial Series A
                                  Preferred Stock dividend payment date.



Latest Purchase Date              July 1, 1996.  The Warrants may no longer be
                                  exercised to purchase shares of Series A
                                  Preferred Stock.


Liquidation Preference            $1.50 per share.

Ranking With
Respect to Liquidation
or Dissolution                    Upon liquidation, dissolution or winding up,
                                  the Series A Preferred Stock will rank
                                  (i) senior to the Series B Preferred Stock, the Series C Preferred Stock, the Mandatory
                                  Redeemable Preferred Stock, the Common Stock and each other class of capital stock or series of preferred stock that may be issued that ranks junior to the Series A Preferred
                                  Stock with respect to liquidation,
                                  dissolution or winding up, (ii) on a parity with each other class of capital stock or series of preferred stock that may be issued that ranks on a parity with the Series A
                                  Preferred Stock with respect to liquidation, dissolution or winding up and (iii) junior to the Senior Preferred Stock and to each other class of capital stock or series of preferred stock that may be issued that ranks senior to the Series A Preferred Stock with respect to liquidation, dissolution or winding up.


SERIES B PREFERRED STOCK


Shares Outstanding                74,379 shares of Series B Preferred
Dividends                         Each share of Series B Preferred Stock
                                  accrues dividends commencing on October 1, 1996 (regardless of when issued) at an annual rate of 8% on the liquidation preference of $1.00 ($0.08 per annum per share, subject to adjustment under certain circumstances), payable quarterly on March 31, June 30,
                                  September 30 and December 31 of each year commencing on December 31, 1996. Dividends shall be cumulative and payable in arrears out of funds legally available therefor, when, as and if declared by the Board of Directors of the Company.



Latest Purchase Date              October 1, 1996.  The Warrants may no longer
                                  be exercised to purchase shares of Series B
                                  Preferred Stock.


Liquidation Preference            $1.00 per share.


Ranking With
Respect to Liquidation
or Dissolution                    Upon liquidation, dissolution or winding up,
                                  the Series B Preferred Stock will rank (i) senior to the Series C Preferred Stock, the Mandatory Redeemable Preferred Stock, the
                                  Common Stock and to each other class of
                                  capital stock or series of preferred stock that may be issued that ranks junior to the Series B Preferred Stock with respect to liquidation, dissolution or winding up, (ii) on a parity with each other class of capital stock or series of preferred stock that may be issued that ranks on a parity with the Series B Preferred Stock with respect to liquidation, dissolution or winding up, and
                                  (iii) junior to the Senior Preferred Stock, the Series A Preferred Stock and to each other class of capital stock or series of preferred stock that may be issued that ranks senior to the Series B Preferred Stock with respect to liquidation, dissolution or winding up.


SERIES C PREFERRED STOCK


Shares Offered                    6,329,539 shares of Series C Preferred Stock
                                  may be issued upon exercise of the remaining outstanding Warrants (assuming that all of the remaining outstanding Warrants are exercised).


Dividends                         Each share of Series C Preferred Stock shall
                                  accrue dividends commencing on January 1, 1997 (regardless of when issued) at an annual rate of 4% on the liquidation preference of $0.50 ($0.02 per annum per share, subject to adjustment under certain circumstances), payable quarterly on March 31, June 30,
                                  September 30 and December 31 of each year commencing on March 31, 1997. Dividends shall be cumulative and payable in arrears out of funds legally available therefor, when, as and if declared by the Board of Directors of the Company.


Latest Purchase Date              January 1, 1997, subject to extension under
                                  certain circumstances as described under the caption "Description of the Securities
                                  -- The Warrants -- Method of Exercise."


Liquidation Preference            $0.50 per share.


Ranking With
Respect to Liquidation
or Dissolution                    Upon liquidation, dissolution or winding up,
                                  the Series C Preferred Stock will rank (i) senior to the Mandatory Redeemable Preferred
                                  Stock, the Common Stock and each other class of capital stock or series of preferred stock that may be issued that ranks junior to the Series C Preferred Stock with respect to liquidation, dissolution or winding up, (ii) on a parity with each other class of capital stock or series of preferred stock that may be issued that ranks on a parity with the Series C Preferred Stock with respect to liquidation, dissolution or winding up, and
                                  (iii) junior to the Senior Preferred Stock, the Series A Preferred Stock, the Series B
                                  Preferred Stock and each other class of
                                  capital stock or series of preferred stock that may be issued that ranks senior to the Series C Preferred Stock with respect to liquidation, dissolution or winding up.






ADDITIONAL TERMS OF THE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

         The following provides a summary description of certain additional terms of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.


Exchange Rights                   Each share of Series A Preferred Stock and
                                  Series B Preferred Stock (including accrued and unpaid dividends) is, and each share of Series C Preferred Stock (including accrued and unpaid dividends thereon) will be, exchangeable at the option of the holder thereof for four Exchange Warrants at any time until 5:00 p.m., New York time, on December 31, 1998. No adjustment will be made for any accrued and unpaid dividends.
                                  Each Exchange Warrant may be exercised to purchase one share of Common Stock at the Trading Reference Price, subject to certain adjustments. See " -- Exchange Warrants."



Trading Reference Price           The Trading Reference Price is $0.653, which
                                  is equal to the lowest average of the closing prices of the Common Stock on the Nasdaq
                                  National Market for any five consecutive trading days during the period commencing on December 26, 1995 (the "Record Date") and continuing through and including June 30, 1996. The Trading Reference Price is subject to adjustment under certain circumstances.
                                  See "Description of the Securities --
                                  Convertible Exchangeable Preferred Stock --
                                  Conversion of Convertible Exchangeable
                                  Preferred Stock."



Conversion Rights                 Each share of Series A Preferred Stock and
                                  Series B Preferred Stock is convertible, and each share of Series C Preferred Stock, if and when issued, will be convertible, by the holder thereof, at any time and from time to time, into such number of whole shares of Common Stock as is equal to the liquidation preference thereof ($1.50 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock and $0.50 per share for the Series C
                                  Preferred Stock) plus any accrued and unpaid dividends thereon, divided by the Trading
                                  Reference Price.  As of October 15, 1996,
                                  320,864 shares of Series A Preferred Stock had been converted into 737,986 shares of Common Stock and no shares of Series B
                                  Preferred Stock had been converted.


Optional Redemption               On and after July 1, 1997, any outstanding
                                  shares of Convertible Exchangeable Preferred
                                  Stock may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at the applicable liquidation preference plus any accrued and unpaid dividends thereon, if any, up to but excluding the date fixed for redemption, subject to certain conditions (including the right of the holder thereof to convert shares of Convertible Exchangeable Preferred Stock into shares of Common Stock and/or exchange such shares for Exchange Warrants).


Mandatory Redemption              The Company will be required to redeem all of
                                  the issued and outstanding shares of Series A
                                  Preferred Stock, Series B Preferred Stock and
                                  Series C Preferred Stock at the respective liquidation preference thereof plus any accrued and unpaid dividends thereon upon the occurrence of a Business Combination (as defined herein). In the event that shares of Convertible Exchangeable Preferred Stock are being mandatorily redeemed and there are insufficient funds to redeem all of such shares and any other class of capital stock that is required to be redeemed upon the occurrence of such an event, the Series A
                                  Preferred Stock, Series B Preferred Stock,
                                  Series C Preferred Stock and all such other stock shall be redeemed in accordance with their relative rankings as set forth under the caption "Description of the Securities --
                                  Convertible Exchangeable Preferred Stock --
                                  Ranking Upon Liquidation, Dissolution or
                                  Winding Up."



Ranking with
Respect to Dividends              With respect to dividends, the Series A
                                  Preferred Stock, Series B Preferred Stock and
                                  Series C Preferred Stock will rank (i) on a parity with one another and each other class of capital stock or series of preferred stock that may be issued that ranks on a parity with the Convertible Exchangeable Preferred
                                  Stock with respect to dividends, (ii) senior to the Common Stock and each other class of capital stock or series of preferred stock that may be issued that ranks junior to the Convertible Exchangeable Preferred Stock with respect to dividends, and (iii) junior to the Senior Preferred Stock and to each other class of capital stock or series of preferred stock that may hereafter be created that ranks senior to the Convertible Exchangeable
                                  Preferred Stock with respect to dividends.


Voting Rights                     The holders of the Convertible Exchangeable
                                  Preferred Stock will have no voting rights except as described below or as expressly required by applicable law. Whenever dividends on any series of Convertible
                                  Exchangeable Preferred Stock are in arrears in an aggregate amount equal to at least six quarterly dividends on such shares, the number of directors of the Company will be increased by two and the holders of such series of Convertible Exchangeable Preferred
                                  Stock, voting together as a class with the holders of shares of any other series of Convertible Exchangeable Preferred Stock having the then present right to elect directors as a result of dividend arrearages, will be entitled to elect such two additional directors to the Board of Directors on the basis of one vote per $0.50 amount of liquidation preference (exclusive of accumulated dividends). Such voting rights will terminate as to each series of Convertible Exchangeable Preferred Stock when all such dividends in arrears with respect to that series have been paid in full or declared and set apart for payment.

Tax Consequences                  See "Certain Federal Income Tax
                                  Considerations" for a summary of certain tax consequences relating to the Convertible
                                  Exchangeable Preferred Stock.

Use of Proceeds                   The Company will not receive any proceeds
                                  upon the conversion of shares of Convertible
                                  Exchangeable Preferred Stock into Common
                                  Stock or the exchange of any such shares for Exchange Warrants.

EXCHANGE WARRANTS


Issuance of Exchange
Warrants 99,200,336 Exchange Warrants will be issued in the event that all outstanding shares of Series A Preferred Stock and Series B Preferred Stock are subsequently exchanged for Exchange Warrants and all outstanding Warrants are subsequently exercised to purchase Series C Preferred Stock which is then also exchanged for Exchange Warrants. At any time on or before December 31, 1998, each outstanding share of Convertible Exchangeable Preferred Stock (including all accrued and unpaid dividends thereon) may be exchanged for four Exchange Warrants, subject to adjustment. No adjustment will be made for any accrued and unpaid dividends.


Exercise of Exchange
Warrants Each Exchange Warrant will entitle the record holder thereof to purchase from the Company one share of Common Stock.

Exchange Warrant
Exercise Price                    The Trading Reference Price per share of
                                  Common Stock.  See "-- Convertible
                                  Exchangeable Preferred Stock -- Additional
                                  Terms of the Convertible Exchangeable
                                  Preferred Stock -- Trading Reference Price."

Exchange Warrant
Exercise Period                   The Exchange Warrants may be exercised at any
                                  time before 5:00 p.m., New York time, on the Exchange Warrant Expiration Date (July 1,
                                  1999, unless extended by the Board of
                                  Directors), at which time the Exchange
                                  Warrants will expire and will no longer be exercisable.

Method of Exercise                Each holder of an Exchange Warrant may
                                  exercise such Exchange Warrant by
                                  surrendering the certificate evidencing such
                                  Exchange Warrant (the "Exchange Warrant
                                  Certificate"), with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price, to the Agent. No Exchange Warrants may be exercised unless at the time of exercise there is available a current prospectus covering the shares of Common Stock issuable upon the exercise of such Exchange Warrants under an effective registration statement.
                                  There can be no assurance that such a
                                  prospectus and registration statement will be available and effective, respectively, at that time.

Redemption                        The Exchange Warrants are not redeemable by
                                  the Company.

Tax Consequences                  See "Certain Federal Income Tax
                                  Considerations" for a summary of certain tax consequences relating to the Exchange
                                  Warrants.

MANDATORY REDEEMABLE PREFERRED STOCK


Shares Offered                    Up to 6,329,539 shares of Mandatory
                                  Redeemable Preferred Stock may be issued
                                  (assuming all of the 6,329,539 Warrants
                                  outstanding as of October 15, 1996 remain unexercised at 5:00 p.m., New York time, on the Warrant Expiration Date).


Dividends                         No dividends will accrue or be payable with
                                  respect to the Mandatory Redeemable Preferred
                                  Stock.

Liquidation Preference            $0.50 per share.


Mandatory Redemption              The Company will be required to redeem shares
                                  of Mandatory Redeemable Preferred Stock at a redemption price of $0.50 per share (the
                                  "Mandatory Redemption Price") (i) if the
                                  Company redeems any shares of Convertible
                                  Exchangeable Preferred Stock, including upon the occurrence of a Business Combination, and
                                  (ii) from the net proceeds from the sale of Common Stock pursuant to the exercise of Exchange Warrants, subject to certain conditions. Except with respect to mandatory redemption from the proceeds from the exercise of the Exchange Warrants, in the event any other class of capital stock or series of preferred stock is being redeemed or is entitled to receive a liquidation preference upon the occurrence of any of the mandatory redemption events set forth above and adequate funds are not legally available therefor, the Mandatory Redeemable Preferred
                                  Stock and such other stock shall be redeemed in accordance with their relative rankings upon liquidation, dissolution or winding up of the Company. See Description of the Securities -- Mandatory Redeemable Preferred
                                  Stock -- Ranking."


Mechanics of Redemption           Notice of mandatory redemption shall be
                                  addressed to a holder of Mandatory Redeemable
                                  Preferred Stock at his address as its appears on the stock register of the Company. Each such notice shall specify (i) the date fixed for redemption (the "Mandatory Redemption
                                  Date"), (ii) the Mandatory Redemption Price and (iii) such other information as the Company deems necessary and appropriate to inform the holders of Mandatory Redeemable
                                  Preferred Stock about the redemption. Notice of mandatory redemption will be mailed at least ten days but not more than 60 days before the Mandatory Redemption Date. Any notice given in such manner shall be conclusively deemed to have been duly given whether or not such notice is in fact received.

                                  The holder of shares of Mandatory Redeemable
                                  Preferred Stock redeemed upon any exercise of the Company's redemption right shall not be entitled to receive payment of the Mandatory Redemption Price for such Mandatory Redeemable Preferred Stock until the holder shall cause to be delivered to the place specified in the Mandatory Redemption Notice given with respect to such redemption (i) the certificate(s) representing share(s) of Mandatory Redeemable Preferred Stock subject to such redemption and (ii) transfer instruments satisfactory to the Company.

Rank Upon liquidation, dissolution or winding up, the Mandatory Redeemable Preferred Stock will rank (i) senior to the Common Stock and each other class of capital stock or series of preferred stock that may be issued that ranks junior to the Mandatory Redeemable Preferred Stock with respect to liquidation, dissolution or winding up, (ii) on a parity with each other class of capital stock or series of preferred stock that may be issued that ranks on a parity with the Mandatory Redeemable Preferred Stock with respect to liquidation, dissolution or winding up, and (iii) junior to the Preferred Stock, each series of the Convertible Exchangeable Preferred Stock and each other class of capital stock or series of preferred stock that may be issued that ranks senior to the Mandatory Redeemable Preferred Stock with respect to liquidation, dissolution or winding up.


Voting Rights                     Except as expressly required by law, the
                                  holders of the Mandatory Redeemable Preferred
                                  Stock will not be entitled to any voting rights.

Tax Consequences                  See "Certain Federal Income Tax
                                  Considerations" for a summary of certain tax consequences relating to the Mandatory
                                  Redeemable Preferred Stock.

Use of Proceeds                   The Company will not receive any proceeds
                                  upon the automatic conversion of unexercised
                                  Warrants into Mandatory Redeemable Preferred
                                  Stock.

                          IMPORTANT DATES TO REMEMBER



         SIGNIFICANT EVENT                                   DATE
         -----------------                                   ----
Date by which a Warrant Must be Exercised
  to Purchase Series C Preferred Stock(1) . . . . . .   January 1, 1997
Warrant Expiration Date(2)  . . . . . . . . . . . . .   January 1, 1997
Optional Conversion of Convertible Exchangeable
  Preferred Stock into Common Stock . . . . . . . . .   At any time
Optional Exchange of Convertible Exchangeable
  Preferred Stock for Exchange Warrants . . . . . . .   Until December 31, 1998
Optional Redemption of Convertible Exchangeable
  Preferred Stock by Company  . . . . . . . . . . . .   On or after July 1, 1997
Exchange Warrant Expiration Date  . . . . . . . . . .   July 1, 1999(1)


--------------------------


(1) Such date is subject to extension by up to 100 calendar days under certain circumstances. See "Description of the Securities."


(2) At 5:00 p.m., New York time, on the Warrant Expiration Date, each unexercised Warrant will automatically be converted, without any action on the part of the holder thereof, into one share of Mandatory Redeemable Preferred Stock.


                                  RISK FACTORS



    Each person considering whether or when to convert or exercise any of the Securities should carefully examine all of the information contained or incorporated in this Prospectus and should give particular consideration to the risk factors and investment considerations under the caption "Risk Factors."

STRUCTURE OF THE OFFERING



         The following chart provides certain information regarding the Offering and the Securities.



                                            __________________________________________

                                                Eligible Stockholders are determined
                                              on December 26, 1995 (the Record Date).
                                            __________________________________________
                                                              |
                                                              |
                                            __________________|_______________________

                                                Eligible Stockholders are issued one
                                                  Right per share of Common Stock.
                                            __________________________________________
                                                              |
                                                              |
                                            __________________|_______________________

                                                   Each Right may be exercised to
                                                purchase one Warrant at $0.50 on or
                                                 before the Rights Expiration Date
                                                        (January 31, 1996).
                                            __________________________________________
                                                              |
                                                              |
                                            __________________|_______________________

                                                  Each Warrant may be exercised to
                                               purchase one share of either Series A
                                             Preferred Stock, Series B Preferred Stock_________________
                                                  or Series C Preferred Stock for                      |
                                                          $1.00 per share.                             |
                                            __________________________________________                 |
                                                              |                                        |
             _________________________________________________|_____________                           |
             |                                |                            |                           |
_____________|_____________    _______________|___________    _____________|_____________    __________|_________________

   Series A Convertible           Series B Convertible           Series C Convertible
  Exchangeable Preferred         Exchangeable Preferred         Exchangeable Preferred
Stock will accrue dividends    Stock will accrue dividends    Stock will accrue dividends      Any Warrant unexercised
 at 12% per annum on the         at 8% per annum on the         at 4% per annum on the          on or before January 1,
 liquidation preference of      liquidation preference of      liquidation preference of      1997 will automatically be
 $1.50 per share. Warrants      $1.00 per share. Warrants      $0.50 per share. Warrants     converted into one share of
   may be exercised to             may be exercised to            may be exercised to          Mandatory Redeemable
purchase such stock on or       purchase such stock on or      purchase such stock on or         Preferred Stock.
   before July 1, 1996.          before October 1, 1996.        before January 1, 1997.
___________________________    ___________________________    ___________________________    ___________________________
             |                                 |                           |
             |_________________________________|___________________________|
                                               |
             __________________________________|___________________________________________________________
             |                                 |                           |                              |
_____________|_____________    ________________|___________   _____________|______________   _____________|_____________

       Convertible              Each share of Convertible      Convertible Exchangeable
  Exchangeable Preferred         Exchangeable Preferred         Preferred Stock may be       If Convertible Exchangeable
  Stock may be converted,      Stock may be exchanged, at       redeemed by the Company         Preferred Stock is not
   at the option of the       the option of the holder, for  at the Liquidation Preference     converted, exchanged or
   holder, into Common           four Exchange Warrants         plus accrued and unpaid        redeemed, it will remain
   Stock at the Trading          from July 1, 1996 until      dividends at any time on or           outstanding.
  Reference Price at any            December 31, 1998.            after July 1, 1997.
 time after July 1, 1996.
___________________________    ____________________________   ____________________________   ___________________________
                                               |
                               ________________|___________

                                Each Exchange Warrant may
                               be exercised to purchase one
                                 share of Common Stock at
                                the Trading Reference Price
                                 at any time on or before
                                      July 1, 1999.
                               ___________________________


                                  RISK FACTORS


    EACH PERSON CONSIDERING WHETHER OR WHEN TO CONVERT OR EXERCISE ANY OF THE SECURITIES SHOULD CAREFULLY EXAMINE ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND SHOULD GIVE PARTICULAR CONSIDERATION TO THE FOLLOWING RISK FACTORS AND INVESTMENT CONSIDERATIONS.


HISTORY OF OPERATING LOSSES; SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF FUTURE FINANCINGS


    The Company has reported net losses and has had negative operating cash flow in each of its fiscal years since its inception in 1988 through June 30, 1995.



    During the year ended June 30, 1995 and the first six months of fiscal 1996, the Company experienced liquidity problems resulting primarily from substantial negative cash flow from operations. In order to improve liquidity and partially address its capital requirements, the Company (i) sold, subject to certain reversionary rights, all of its working interests in certain of its properties (the "Assigned Properties") for $30 million to Flextrend Development Company ("Flextrend Development"), a subsidiary of Leviathan which is an effective 23.2% owned affiliate of DeepTech, (ii) raised additional equity through the sale of Warrants and Series A Preferred Stock, (iii) prepaid certain of its demand charge obligations through the assignment of certain assets pursuant to an agreement with Leviathan and (iv) reduced its overhead by lowering the level of services required under its management agreement with DeepTech.



    The Company currently intends to fund its operations for the period of July 1, 1996 through at least June 30, 1997 with cash on hand and cash from continuing operations. Although the restructuring of the Company's existing demand charge obligations with Leviathan, the reduction of its overhead and the initiation of production from the Viosca Knoll Block 817 field have significantly reduced the Company's cash flow deficit, the Company does not anticipate generating positive cash flow prior to the first to occur of (i) obtaining a refinancing commitment which could allow the Company to reacquire all or a portion of the Assigned Properties from Flextrend Development, (ii) actual payout of the payout amount and the resulting reversion of all or a portion of the Assigned Properties which the Company anticipates will occur no sooner than the end of fiscal 1998 or (iii) the initial production from the Company's Sunday Silence field. In order to initiate production from the Sunday Silence field, the Company will require substantial additional capital to install a production facility and drill additional development wells. There can be no assurance, however, that the Company will be able to obtain additional financing on terms that are acceptable to the Company.






    To meet these additional capital needs, the Company will continue to pursue the implementation of its business strategy which will focus primarily on (i) attempting to develop and initiate production from the Company's Sunday Silence field under a farmout or financing arrangement with an industry partner or financial institution, (ii) analyzing the results of operations on the Assigned Properties in an effort to maximize the value of its reversionary interest and attempting to obtain a financing commitment to reacquire the properties or to cause a reduction in the interest rate utilized in the calculation of the properties, (iii) attempting to sell or farmout interests in its other properties, (iv) attempting to reinitiate production at Genuine Risk (Ship Shoal Block 331) under a farmout arrangement with an industry partner or, alternatively, selling the property or salvaging the platform and equipment located at Genuine Risk for sale to a third party or redeployment on another property, (v) seeking to acquire interests in producing properties on a carried or financed basis and (vi) pursuing the possible merger of the Company with an industry partner with sufficient capital resources available to meet the capital requirements for the development of the combined entity's properties.



    The ability of the Company to satisfy its capital needs beyond those funded with the proceeds from the sale of the Securities offered pursuant to the Offering will depend upon its success in implementing its business strategy, particularly its ability to develop and initiate production from the Sunday Silence field. Although the Company has pursued farmout and outside financing arrangements for its Sunday Silence project, as of this date, the Company has not been able to obtain an acceptable farmout arrangement with an industry partner or develop a financing arrangement under the current economic conditions. On November 28, 1995, a federal law was enacted that offers deepwater royalty relief for certain federal leases located in 200 meters or greater of water depth in the Gulf. For federal leases acquired prior to November 28, 1995, an applicant must demonstrate that the proposed new production for which the royalty relief is sought would not be economic to develop absent the royalty relief. Proposed interim regulations regarding application procedures were published by the MMS in May 1996. The Company submitted an application under the published interim regulations in October 1996 and such application is currently being considered. Under federal law, the MMS has up to 180 days to respond to such application. Under the new legislation, a minimum of the first 52.5 million equivalent barrels of oil production from the Sunday Silence project would be exempt from federal royalties if such relief is granted. The Company believes that if the requested royalty abatement is granted, the resulting improved economics for the project will be sufficient to obtain development financing or an industry farmout arrangement. However, there can be no assurance that the Company will be able to obtain the requested royalty abatement, enter into a farmout or financing arrangement on favorable terms, that the Sunday Silence field will be successfully developed or that production will be initiated therefrom on a timely basis, if at all.





UNCERTAIN MARKET FOR THE SECURITIES


    The Warrants, the Series A Preferred Stock and the Series B Preferred Stock are quoted on the over-the-counter market under the symbols "TOFFW," "TOFFL," and "TOFFO," respectively. The Series C Preferred Stock, the Mandatory Redeemable Preferred Stock and the Exchange Warrants, if and when issued, are also expected to be quoted on the over-the-counter market. There is no active trading market in any of the Securities, and the Company does not expect an active trading market to develop. Accordingly, no assurance can be given that holders will be able to sell their Securities if and when they desire to sell them or that the prices they may obtain for their Securities upon any sale will be acceptable to them.





DETERMINATION OF SUBSCRIPTION AND EXERCISE PRICES; POSSIBLE VOLATILITY OF SECURITY PRICE


    The subscription price of the Warrants (the "Subscription Price") and the net proceeds from the exercise of the Warrants to purchase Convertible Exchangeable Preferred Stock (assuming all of the Warrants are exercised) were calculated before the Rights Offering to provide the Company with aggregate net proceeds in an amount believed at that time to be sufficient to fund its anticipated cash flow shortfall and estimated capital requirements through at least June 30, 1997. The Subscription Price and purchase price of the Convertible Exchangeable Preferred Stock ($1.00 per share for each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) do not necessarily bear any relationship to the Company's book value of assets, past operations, financial condition or any other established criteria for value and should not be considered an indication of the actual value of the Company or the Warrants or the Convertible Exchangeable Preferred Stock.



Further, the market price of the Warrants, the Series A Preferred Stock and the Series B Preferred Stock and, when, as and if issued, the Series C Preferred Stock, the Mandatory Redeemable Preferred Stock, the Exchange Warrants and the Common Stock issued upon conversion of shares of Convertible Exchangeable Preferred Stock and/or exercise of the Exchange Warrants may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, are unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering are particularly susceptible to change based on short-term trading strategies of certain investors.

LACK OF FUNDS TO PAY DIVIDENDS


    Holders of shares of Convertible Exchangeable Preferred Stock will be entitled to receive cumulative cash dividends in the amount specified on the cover page of this Prospectus when, as and if declared by the Board of Directors of the Company out of funds at the time legally available therefor. The Company has no obligation to pay dividends on the Convertible Exchangeable Preferred Stock and may at times be subject to legal limits or contractual provisions prohibiting the payment of dividends. The Company does not currently pay cash dividends on its Common Stock, and does not anticipate paying dividends in the foreseeable future. The ability of the Company to generate sufficient cash flow to pay dividends on the Convertible Exchangeable Preferred Stock will be dependent on numerous factors, most of which are beyond the control of the Company. However, the Company did not pay dividends on the Series A Preferred Stock on September 30, 1996 (the initial dividend payment date) and does not anticipate generating sufficient cash flow at any time in the foreseeable future to pay dividends on its Convertible Exchangeable Preferred Stock. Furthermore, even if the Company was successful in generating sufficient cash flow from operations to pay dividends, the Company may issue additional series of preferred stock in the future that are senior to the Convertible Exchangeable Preferred Stock in the payment of dividends or decide to invest such cash flow to promote the development and growth of the Company. See "-- Certain Provisions Relating to Changes in Control; Issuance of Preferred Stock" and "Price Range of Common Stock and Dividend Policy." The Company currently has one outstanding series of preferred stock which ranks senior to the Convertible Exchangeable Preferred Stock in terms of dividend preference. Further, the Company may enter into other contractual obligations in the future that limit or prohibit the payment of dividends on the Company's capital stock, including the Convertible Exchangeable Preferred Stock. Therefore, there can be no assurance that the holders of shares of Convertible Exchangeable Preferred Stock will receive cash payment of dividends on such shares.


RISKS OF CONVERTING OR EXCHANGING SHARES OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

    Holders of shares of Convertible Exchangeable Preferred Stock may convert such shares into shares of Common Stock or, alternatively, exchange such shares for Exchange Warrants, each of which entitles the holder thereof to acquire one share of Common Stock at the Trading Preference Price, as the same may be adjusted from time to time. In the event that a holder of shares of Convertible Exchangeable Preferred Stock converts such shares into shares of Common Stock and/or exchanges such shares for Exchange Warrants, the holder thereof will no longer have priority over the holders of Common Stock (i) to receive the liquidation preference ($1.50 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock and $0.50 per share for the Series C Preferred Stock) upon the liquidation, dissolution or winding up of the Company's operations or (ii) in the payment of dividends.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO THE RIGHTS OFFERING AND THE SECURITIES






    Because the Company does not currently anticipate paying dividends on the Convertible Exchangeable Preferred Stock, the Internal Revenue Service could assert that the holders of Convertible Exchangeable Preferred Stock are required to report all accrued and unpaid dividends on such stock as taxable income. In such case, a holder of Convertible Exchangeable Preferred Stock may have to report income for all dividends on shares of Convertible Exchangeable Preferred Stock that accrue during the holding period of such stock, regardless
of whether such holder ever receives cash dividends.   See "Certain Federal
Income Tax Considerations -- Convertible Exchangeable Preferred Stock -- Dividends on Convertible Exchangeable Preferred Stock" for further discussion.

INABILITY TO EXERCISE, CONVERT OR EXCHANGE THE SECURITIES UNDER STATE AND FEDERAL LAWS


    The Warrants may not be exercised to purchase shares of Series C Preferred Stock and Exchange Warrants may not be exercised to purchase shares of Common Stock unless at the time of exercise the Company has an effective registration statement on file with the Securities and Exchange Commission (the "Commission") and an available prospectus covering the applicable Security or Securities. The Company has agreed to use its best efforts to have all such Securities so registered on or before the expiration of the applicable exercise period and to make available a current prospectus relating thereto. Further, the last date on which the Warrants must be exercised to purchase Series C Preferred Stock (January 1, 1997) and the Exchange Warrant Expiration Date may be extended by up to 100 days in the event that the Company does not have an effective registration statement or make available a current prospectus relating to the Series C Preferred Stock on such date. See "Description of the Securities." However, there can be no assurance that the Company will be able to maintain an effective registration statement or make available a current prospectus relating to such Security or Securities prior to the expiration of the 100 day extension period. If an effective registration statement or current prospectus is not available on the applicable expiration dates, the Warrants and/or the Exchange Warrants would expire worthless. In addition, no Warrants or Exchange Warrants shall be exercisable in any state where such exercise would be unlawful.


RISKS ASSOCIATED WITH EXPLORATION AND DEVELOPMENT ACTIVITIES IN DEEPER WATERS

    Almost all of the Company's oil and gas properties are undeveloped and are located in water depths of greater than 600 feet. Accordingly, the success of the Company will be dependent upon the success of developmental and exploratory activities conducted on these properties. Exploration and development activities involve numerous risks, including the risk that no commercially productive gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment.


    Risks associated with exploration and development activities are increased when such activities are conducted in deeper waters. In particular, drilling operations conducted in deeper waters generally have lower success rates and are more costly than drilling operations conducted in shallower waters because drilling operations conducted in deeper water depths typically require the application of more advanced drilling technologies and encounter greater hazards. Operations in deeper water also involve a higher risk of encountering mechanical difficulties and equipment failures which, if encountered, could result in significant cost overruns. The Company has encountered certain production problems with respect to its Ewing Bank 914 #2 well and its Genuine Risk project which have materially adversely affected production from these properties. There can be no assurance as to the success of the exploration and development operations conducted on the Company's properties or that the Company will not continue to experience production problems or related problems in the future resulting in additional cost overruns or reduced operating revenues.


OPERATING RISKS AND HAZARDS; ENVIRONMENTAL RISKS

    The Company's oil and gas operations are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas in the Gulf and any other areas in which the Company may, in the future, conduct such activities. Risks in drilling operations include blowouts, oil spills, fires and offshore risks such as capsizing, collision, hurricanes and other adverse weather and sea conditions. Such risks can result in personal injury and loss of life and substantial damage to or destruction of oil and gas wells, platforms, production facilities or other property, suspension of operations and liabilities to third parties, any and all of which could adversely affect the Company.

    The Company's operations also could result in liability for oil spills, discharge of hazardous materials and other environmental damages. In accordance with customary industry practices, the Company maintains insurance against some, but not all of such risks and some, but not all, of such losses. There can be no assurance, however, that such insurance will continue to be available to or carried by the Company or, if available and carried, will be adequate to cover the Company's liability in all circumstances. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased by the Company, which liabilities would not be covered by insurance.


CONCENTRATION OF OWNERSHIP; INFLUENCE OF DEEPTECH


    DeepTech currently owns approximately 38% of the outstanding Common Stock of the Company and persons currently serving as directors and executive officers of DeepTech own approximately 8% of the outstanding Common Stock in addition to DeepTech's ownership. Accordingly, DeepTech and such directors and executive officers, if they voted together, would be able to exercise substantial influence over corporate actions, including the election of the Company's directors and to influence the outcome of all other matters submitted to a vote of the Company's stockholders. In addition, so long as DeepTech and persons serving as directors and executive officers of DeepTech own collectively more than one-third of the Company's outstanding Common Stock, DeepTech and such persons, if they voted together, would be able to prevent certain actions that require the alternative vote of at least two-thirds of the Company's outstanding voting Common Stock. See "Description of Capital Stock -- Provisions Having Possible Anti-Takeover Effects." DeepTech also has the right to acquire additional shares of Common Stock upon conversion of the Subordinated Notes, and through DeepFlex, owns 4.7 million shares of Series A Preferred Stock and 5.3 million Warrants, all of which are directly or indirectly convertible into Common Stock. Leviathan also owns 7,500 shares of the Company's 9% Senior Preferred Stock with a liquidation preference of $1.000 per share (the "Senior Preferred Stock"). See "-- Certain Provisions Relating to Change in Control, Issuance of Preferred Stock."


DEPENDENCE ON MANAGEMENT SERVICES PROVIDED BY DEEPTECH


    The Company depends upon management services provided solely by DeepTech pursuant to the Management Agreement to implement the Company's business strategy and manage its operations. Although the Management Agreement has a primary term expiring on June 30, 1997, thereafter it may be terminated on 90 days' written notice by either party. After the expiration of the primary term, there can be no assurance that DeepTech will continue to provide management services to the Company pursuant to the Management Agreement or otherwise. Furthermore, the Management Agreement does not assure the Company access to any of the executive officers or any of the operating personnel currently responsible for conducting the Company's operations. In addition, there will be competition between the Company, on the one hand, and DeepTech and its affiliates, on the other hand, for the time and effort of employees of DeepTech who provide services to the Company. If the Company were deprived of access to certain key members of its management team, or other personnel or lost access to such services altogether, the Company's results of operations could be materially adversely affected.


CONFLICTS OF INTEREST


     DeepTech is a diversified energy company which, through its affiliates, is engaged in providing offshore contract drilling services, oil and gas gathering and transmission, production technology and engineering services, geological and geophysical technology services, gas processing and liquids marketing, oil and gas marketing and, through the Company and other affiliates, oil and gas exploration, development and production. In addition to the Management Agreement, the Company is currently a party to other material contracts with DeepTech and its affiliates.

In addition, the Company will likely enter into additional material transactions and agreements with DeepTech and its affiliates after the date of this Prospectus.






    Accordingly, certain conflicts may also arise as a result of similar businesses conducted by the Company and its affiliates and these conflicts may be resolved in favor of such affiliates. It is the Company's policy to enter into any transaction with a related party on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on the Company's experience in the industry and the terms of its transactions with unaffiliated parties, it is the Company's belief that all of its transactions with related parties met that standard at the time such transactions were effected. However, because the Company has not and does not intend to actually seek competitive bids, it is possible that the terms of certain affiliate transactions may be more or less favorable than those resulting from transactions among wholly unrelated parties. In addition, certain officers and directors of the Company are also officers, directors and/or stockholders of DeepTech and/or its affiliates and it is possible that conflicts of interest could arise as a result thereof. It is possible that such conflicts of interest may be resolved in a manner that is not favorable to the Company.


POSSIBLE ADVERSE EFFECT OF FUTURE SALES OF COMMON STOCK ON MARKET PRICE


    Assuming (i) all of the Warrants are exercised to purchase Convertible Exchangeable Preferred Stock, (ii) all of the Convertible Exchangeable Preferred Stock is exchanged for Exchange Warrants, (iii) all of the Exchange Warrants are exercised to purchase shares of Common Stock and (iv) no other issuances of Common Stock, the Company would have approximately 125,439,000 shares of Common Stock issued and outstanding, approximately 104,938,000 of which would be eligible for immediate resale in the public market without restriction unless purchased by an affiliate of the Company. As of October 15, 1996, approximately 15.2 million shares of the outstanding Common Stock were "restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be resold publicly only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule
144. Approximately 13.0 million shares of these restricted securities are held by officers and directors of the Company and DeepTech and are currently eligible for resale under Rule 144. In addition, the $60.0 million aggregate principal amount of Subordinated Notes plus accrued interest thereon is convertible, at any time and from time to time, at the option of the holder thereof, into Common Stock at a conversion price of $10.00 per share. All of the Common Stock owned by DeepTech, including shares issuable upon conversion of the Subordinated Notes, are subject to certain rights to require the Company to register such shares under the Securities Act. Unless the shares of Common Stock issued upon any such conversion are registered under the Securities Act, such shares will not be freely tradeable but will be eligible for sale under Rule 144. All of the Common Stock owned by DeepTech and the Subordinated Notes are pledged to secure DeepTech's 12% Senior Secured Notes. In the event of a default on such borrowings, the lender would be entitled to foreclose on such shares of Common Stock and the Subordinated Notes and thereafter sell such shares and Subordinated Notes pursuant to Rule 144 or another available exemption from registration under the Securities Act or cause the Company to register such securities under the Securities Act pursuant to the terms of certain registration rights. In addition, certain other parties have the right to convert the unrecovered portion of a convertible production payment into up to 2 million shares of Common Stock. Such parties have the right to require the Company to register such shares, subject to certain terms and conditions. Sales of a substantial amount of Common Stock, or a perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.


CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL; ISSUANCE OF PREFERRED STOCK

    The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. For example, the Company's Certificate of Incorporation and By-laws provide for, among other things, the prohibition of stockholder action by written consent in certain circumstances and the affirmative vote of at least 66 2/3% of all outstanding shares of Common Stock to approve the removal of directors from office. Also, the Company's Certificate of Incorporation requires super majority voting thresholds to approve "business combinations" (other than "business combinations" involving Thomas P. Tatham, DeepTech and their respective heirs, successors, assigns and certain assignees), which may render more difficult or tend to discourage attempts to acquire the Company.


    In addition, the Company's Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the Common Stock and may be senior to the Convertible Exchangeable Preferred Stock and/or the Mandatory Redeemable Preferred Stock with respect to dividends in the case of the Convertible Exchangeable Preferred Stock, liquidation rights and, possibly, voting. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals. In partial exchange for the prepayment by the Company of certain demand charge obligations under transportation agreements, the Company issued Leviathan 7,500 shares of Senior Preferred Stock. Each share of the Senior Preferred Stock has a liquidation preference of $1,000 per share, is senior in liquidation preference to all other classes of Company stock and has a 9% cumulative dividend, payable quarterly. Leviathan has made an irrevocable offer to the Company to sell all or any portion of the Senior Preferred Stock to the Company or its designee at a price equal to $1,000 per share, plus interest thereon at 9% per annum less the sum of all dividends paid thereon. In the event the Company does not purchase the Senior Preferred Stock on or before September 30, 1998, then for a period of 90 days thereafter it shall be convertible into Series A Preferred Stock. The conversion ratio shall be equal to (i) the liquidation preference amount plus accumulated but unpaid dividends divided by (ii) the arithmetic average of closing prices for the 20 trading days following October 1, 1998 of the Series A Preferred Stock. See "Description of The Securities -- General Provisions."


UNCERTAINTY OF ESTIMATES OF RESERVES AND RELATED DATA


    Numerous uncertainties are inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. For example, the reserve data set forth herein reflects certain development, operating, transportation and abandonment costs to be incurred in connection with the properties to which proved reserves have been assigned. Such estimated costs could be substantially less than actual costs incurred since costs to develop, operate and abandon Flextrend and Deepwater wells are subject to numerous uncertainties, many of which are beyond the control of the operator. See "-- Risks Associated with Exploration and Development Activities in Deeper Waters" and "-- Operating Risks and Hazards; Environmental Risks."
In addition, the reserve data set forth or incorporated in this Prospectus represents only estimates based on available geological, geophysical, production and engineering data, the extent, quality and reliability of which vary. Oil and gas reserve engineering is a subjective process of estimating accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown herein. The accuracy of any reserve estimate is a function of the quality and quantity of available data, engineering and geological interpretation and judgment. The Company's oil and gas properties have limited or no production histories. Results of drilling, testing and production after the date of the estimate may require revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered. In addition, the estimates of future net cash flow from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not prove correct over time.


OIL AND GAS INDUSTRY CONDITIONS; VOLATILITY OF PRICES FOR OIL AND GAS

    The Company's future financial condition and results of operations are dependent on prevailing prices of oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. In addition, various factors, including the availability and capacity of gas gathering systems and pipelines, the effect of federal regulations on production and transportation, general economic conditions and changes in supply and demand, may adversely affect the Company's ability to market its oil and gas production. Accordingly, it is impossible to predict future oil and gas price movements with any certainty. A decrease in oil and gas prices could adversely affect the Company's financial condition and results of operations.

REGULATION


    The Company's business is regulated by certain federal state and local laws and regulations relating to the development, production, marketing and transmission of oil and gas, as well as environmental and safety matters.
There is no assurance that laws and regulations currently enacted or to be enacted in the future will not adversely affect the Company's exploration for, and production and marketing of, oil and gas.


COMPETITIVE INDUSTRY

    The Company operates in a highly competitive industry. In both seeking to acquire desirable producing properties or new leases for future exploration and seeking to market its oil and gas production, the Company faces intense competition from both major and independent oil and gas companies, as well as from numerous individuals, drilling programs and marketers. Many of these competitors have substantially greater financial and other resources than the Company.

                                  THE COMPANY


    The Company was incorporated in Delaware on October 5, 1993, as a wholly-owned subsidiary of Tatham Offshore, Inc., a Texas corporation (the "Predecessor Company"). The Predecessor Company was incorporated in Texas on December 21, 1988, and was reincorporated in Delaware on February 2, 1994, by means of a merger with and into the Company. Management believes that such transaction had no impact on the operations or business of the Company.


    The Company is approximately 38%-owned by DeepTech, a diversified energy company which, through its affiliates is engaged in providing offshore contract drilling services, oil and gas gathering and transmission, production technology and engineering services, geological and geophysical technology services, gas processing and liquids marketing, oil and gas marketing and, through the Company and another affiliate, oil and gas exploration, development and production. As of June 30, 1996, DeepTech also owned (i) $60.0 million principal amount of Subordinated Convertible Promissory Notes of the Company (the "Subordinated Notes"), which are convertible into shares of Common Stock at $10.00 per share, subject to adjustment under certain circumstances and (ii) through DeepFlex, a 100%-owned subsidiary of DeepTech, 4.7 million shares of the Series A Preferred Stock and 5.3 million Warrants. Leviathan, an effective 23.2% owned affiliate of DeepTech owns 7,500 shares of Senior Preferred Stock.


    The Company's principal executive offices are located at 7400 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002, and its telephone number is (713) 224-7400.


                                USE OF PROCEEDS





    As of October 15, 1996, the Company had received $31.4 million in gross proceeds from the Rights Offering. Those funds, net of offering expenses, have been and will be used by the Company to meet short term debt obligations, interest expense and capital expenditure requirements and for working capital. If all of the remaining outstanding Warrants are exercised to acquire shares of Series C Preferred Stock, the Company will receive an additional $6.3 million in gross proceeds, which will be used for general corporate purposes including interest expense, management fees and capital expenditures as required. See "The Offering -- Purpose of the Offering" and "Risk Factors -- History of Operating Losses; Substantial Future Capital Requirements; Uncertainty of Future Financings."

                         DESCRIPTION OF THE SECURITIES



    The following discussion is not intended to be complete and is subject to, and is qualified in its entirety by reference to, (i) the Company's Certificate of Incorporation, (ii) the Certificates of Designations of Preferences and Rights of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Mandatory Redeemable Preferred Stock (collectively, the "Certificate of Designation"), (iii) the warrant agreement relating to the Warrants (the "Warrant Agreement") and (iv) the warrant agreement relating to the Exchange Warrants (the "Exchange Warrant Agreement"), each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.




THE WARRANTS


    GENERAL


    The Warrants are issued in registered form pursuant to the terms of the Warrant Agreement dated as of February 8, 1996 between the Company and the Agent, as warrant agent. Warrant Certificates representing an aggregate of 25,120,948 Warrants have been issued pursuant to the Warrant Agreement. The Warrants are quoted in the over-the-counter market under the Symbol "TOFFW." However, there can be no assurance that a trading market for the Warrants will be sustained or will reflect historical market prices for the Warrants. See "Risk Factors -- Uncertain Market for the Securities" and "-- Determination of Exercise Prices; Possible Volatility of Security Price."





    RIGHTS TO PURCHASE SHARES OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK


    Each Warrant initially entitled the registered holder thereof to purchase from the Company, at an exercise price of $1.00 per share, one share of any of the following: (i) Series A Preferred Stock at any time on or before July 1, 1996, (ii) Series B Preferred Stock at any time on or before October 1, 1996, or (iii) Series C Preferred Stock at any time on or before the Warrant Expiration Date (January 1, 1997, subject to extension under certain circumstances as described under the caption "-- Method of Exercise").



    WARRANT EXPIRATION DATE



    After 5:00 p.m., New York time, on the Warrant Expiration Date (January 1, 1997, subject to extension under certain circumstances as described under the caption "-- Method of Exercise"), each unexercised Warrant will no longer be exercisable to purchase Series C Preferred Stock and shall be automatically converted, without any action on the part of the holder thereof, into one share of Mandatory Redeemable Preferred Stock. See "-- Mandatory Redeemable Preferred Stock."



    CALCULATION OF EXERCISE PRICE



    The Subscription Price and the exercise price of the Warrants were calculated to provide the Company with net proceeds in an amount believed by management at that time to be sufficient to fund the Company's anticipated operating cash flow shortfall and estimated capital expenditures through at least June 30, 1997 (assuming the exercise of all of the Warrants to purchase shares of Convertible Exchangeable Preferred Stock at the times and in the amounts necessary to fund the Company's capital needs). The exercise price of the Warrants does not necessarily bear any relationship to the Company's book value of assets, past operations, financial condition or any other established criteria for value and should not be considered an indication of the actual value of the Company or the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock (when, as and if issued). The market value of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock may be significantly higher or lower than the exercise price of the Warrants. See "Risk Factors -- Determination of Subscription and Exercise Prices; Possible Volatility of Security Price" and "-- Uncertain Market for the Securities."



    METHOD OF EXERCISE



    Each holder of a Warrant may exercise such Warrant by surrendering the Warrant Certificate evidencing such Warrant to the Agent. In exercising a Warrant to purchase Series C Preferred Stock, the form of election to purchase (found on the reverse side of the Warrant Certificate) must be properly completed and payment in full of the exercise price must be submitted to the Agent prior to 5:00 p.m., New York time, on January 1, 1997 (subject to extension under certain circumstances as described below).



    No Warrants may be exercised unless at the time of exercise there is a current prospectus covering the shares of Series C Preferred Stock issuable upon the exercise of such Warrants under an effective registration statement. The Company has agreed to use its best efforts to have the Series C Preferred Stock so registered on or before January 1, 1997, and to make a current prospectus relating thereto available. In the event that a registration statement is not effective and a current prospectus is not available on such expiration date, the Company has agreed to extend the applicable date, for a period not to exceed the earlier to occur of (i) the expiration of a ten business day period following the date on which the Company announces that a registration statement covering the Series C Exchangeable Preferred Stock has become effective and a prospectus covering such shares is made available and
(ii) the expiration of a 100 calendar day period following such date (regardless of whether a registration statement has been declared effective and a current prospectus is available). There can be no assurance that such a prospectus will be available and such a registration statement will be effective within the prescribed time, in which event a Warrant holder may not be able to exercise his Warrants for the Series C Preferred Stock and may have such Warrants converted automatically into shares of Mandatory Redeemable Preferred Stock. In addition, no Warrants shall be exercisable in any state where such exercise would be unlawful. See "Risk Factors -- Inability to Exercise, Convert or Exchange the Securities Under State and Federal Laws."



    If less than all of the Warrants evidenced by a Warrant Certificate are exercised prior to the Warrant Expiration Date, a new certificate will be issued for the remaining number of Warrants. Warrant Certificates may only be exchanged for new certificates or different denominations by presenting the Warrant Certificate at the office of the Agent.



    PAYMENT OF WARRANT EXERCISE PRICE



    An exercising Warrant holder must send to the Agent the executed Warrant Certificate together with payment in full for the specified number of shares of Series C Preferred Stock based on the exercise price of $1.00 per share. The exercise of a Warrant to purchase Series C Preferred Stock will be accepted when such certificate and such payment are received by the Agent as specified above prior to 5:00 p.m., New York time, on January 1, 1997 (subject to extension under certain circumstances as described above). The Agent will deposit all funds received by it for the purchase of Series C Preferred Stock into an escrow account established by the Company (the interest from which will belong to the Company) pending distribution of the Series C Preferred Stock.



    Payment may only be made by check or postal, telegraphic or express money order drawn on a commercial bank, trust company or savings and loan having an office or correspondent in the United States and made payable to the order of "Tatham Offshore Escrow Account." Checks made payable by any member firm of a national securities exchange or a member of the NASD for payment of the exercise price shall be treated in the same manner as a certified or cashier's check. Payment will be deemed to have been received by the Agent only upon (i) clearance of any uncertified check or (ii) receipt by the Agent of any (A) certified check, (B) cashier's check, (C) check made payable by a member firm of a national securities exchange or a member of the NASD or (D) of any postal, telegraphic or express money order. IF PAYING BY UNCERTIFIED

PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE
(5) BUSINESS DAYS TO CLEAR. Accordingly, an exercising Warrant holder who wishes to make payment by means of an uncertified personal check is urged to make payment sufficiently in advance of the Warrant Expiration Date to ensure that such payment is received and clears by the Warrant Expiration Date and are urged to consider payment by means of certified or cashier's check or money order.



    THE RISK OF DELIVERY OF ALL DOCUMENTS AND PAYMENTS IS ON THE WARRANT HOLDER, NOT THE COMPANY OR THE AGENT. IF THE MAIL IS USED, IT IS RECOMMENDED THAT INSURED, REGISTERED MAIL BE USED AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE AGENT BEFORE THE WARRANT EXPIRATION DATE.



    The Warrant Certificates, along with payment in full of the exercise price, should be mailed or delivered to Chase Mellon Shareholder Services, L.L.C. (the "Agent") as follows:



         BY MAIL:                     ChaseMellon Shareholder Services, L.L.C.
                                      Midtown Station
                                      P.O. Box 845
                                      New York, NY 10018



         BY HAND:                     ChaseMellon Shareholder Services, L.L.C.
                                      120 Broadway - 13th Floor
                                      New York, NY 10271
                                      Attention:  Reorganization Department



         BY OVERNIGHT/EXPRESS         ChaseMellon Shareholder Services, L.L.C.
         MAIL COURIER:                85 Challenger Road (Overpeck Centre)
                                      Ridgefield Park, NJ 07660
                                      Attention:  Reorganization Department






    VOTING AND OTHER RIGHTS



    Warrant holders do not have voting or any other rights of stockholders of the Company and are not entitled to receive dividends.



    NO REDEMPTION OF WARRANTS



    The Warrants are not redeemable by the Company.



    MODIFICATION OF THE WARRANT AGREEMENT



    The Warrant Agreement contains provisions permitting the Company and the Agent, without the consent of the Warrant holders, to supplement or amend the Warrant Agreement to cure any ambiguity, and to correct or supplement any provisions contained therein which may be defective or inconsistent with any other provision therein, or to make any other provision in regard to matters or questions arising thereunder which the Company and the Warrant Agent may deem necessary or desirable and which does not adversely affect the interest of the Warrant holders. Otherwise, the Warrant Agreement may only be modified, supplemented, altered or amended upon receipt of the prior written consent of persons holding not less than 50% of the then outstanding Warrants.

CONVERTIBLE EXCHANGEABLE PREFERRED STOCK


    GENERAL


    Each Warrant was initially exercisable to purchase one share of either Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. As of October 15, 1996, 18,717,030 Warrants had been exercised to acquire an aggregate of 18,717,030 shares of Series A Preferred Stock, 74,379 Warrants had been exercised to acquire an aggregate of 74,379 shares of Series B Preferred Stock, and there remained outstanding 6,329,539 Warrants exercisable for an aggregate of 6,329,539 shares of Series C Preferred Stock. Assuming all of the remaining outstanding Warrants are exercised, an aggregate of 25,120,948 shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will have been issued. The Series A and Series B Preferred Stock are quoted on the over-the-counter market, and it is expected that the Series C Preferred Stock will also be quoted on the over-the-counter market, but there is not an active trading market for such Securities, and the Company does not expect that one will develop for any series of the Convertible Exchangeable Preferred Stock. See "Risk Factors -- Uncertain Market for the Securities" and "-- Determination of Subscription and Exercise Prices; Possible Volatility of Security Price."



    The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have substantially the same terms, except with respect to their respective liquidation preferences; ranking upon liquidation, dissolution, merger or sale of the Company; dividend rates and the expiration date before which a Warrant may be exercised to purchase a share of a particular series.



    RANKING UPON LIQUIDATION, DISSOLUTION OR WINDING UP



    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of



    (i) Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders the liquidation preference of $1.50 per share, plus an amount equal to any accrued and unpaid dividends thereon to the payment date, and no more, before any payment or distribution of assets is made to the holders of the Series B Preferred Stock, the Series C Preferred Stock, the Mandatory Redeemable Preferred Stock, the Common Stock or any other class of capital stock or series of preferred stock hereafter issued that ranks junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up;



    (ii) Series B Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders the liquidation preference of $1.00 per share, plus an amount equal to any accrued and unpaid dividends thereon to the payment date, and no more, before any payment or distribution of assets is made to the holders of the Series C Preferred Stock, the Mandatory Redeemable Preferred Stock, the Common Stock or any other class of capital stock or series of preferred stock hereafter issued that ranks junior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up; and



    (iii) Series C Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders the liquidation preference of $0.50 per share, plus an amount equal to any accrued and unpaid dividends thereon to the payment date, and no more, before any payment or distribution of assets is made to the holders of the Mandatory Redeemable Preferred Stock, the Common Stock or any other class of capital stock or series of preferred stock hereafter issued that ranks junior to the Series C Preferred Stock as to rights upon liquidation, dissolution or winding up.



    The holders of Series A Preferred Stock, Series B Preferred Stock and
Series C Preferred Stock will rank junior with respect to voluntary or involuntary liquidation, dissolution or winding up of the Company to holders of the Senior Preferred Stock and any other class of capital stock or series of preferred stock that may be hereafter created that ranks senior to the Convertible Exchangeable Preferred Stock. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other class of capital stock or series of preferred stock hereafter issued that ranks on a parity as to rights upon liquidation, dissolution or winding up with any such series will be entitled to share ratably, within such class or series, in accordance with the respective preferential amounts payable on each such stock, in any liquidating distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of a particular series of the Convertible Exchangeable Preferred Stock, the holders of shares of such series will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale, lease, exchange or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company. However, in any such event involving a non-affiliate of the Company (other than a Farm-out (herein defined)), the Company will be required to redeem the Series A Preferred Stock, the Series B Preferred Stock and the
Series C Preferred Stock at their respective liquidation preferences, plus any accrued and unpaid dividends thereon. See "--Mandatory Redemption."



    RANKING WITH RESPECT TO DIVIDENDS



    With respect to dividends, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock will rank (i) on a parity with one another and each other class of capital stock and series of preferred stock that may be issued that ranks on a parity with the Convertible Exchangeable Preferred Stock with respect to dividends (the "Parity Stock"), (ii) senior to the Common Stock, the Mandatory Redeemable Preferred Stock and each other class of capital stock and series of preferred stock that may be issued that ranks junior to the Convertible Exchangeable Preferred Stock with respect to dividends (the "Junior Stock") and (iii) junior to the 9% Senior Preferred Stock and any other class of capital stock or series of preferred stock that may hereafter be created that ranks senior to the Convertible Exchangeable Preferred Stock with respect to dividends (the "Senior Stock"). The Company will have the right to issue shares of Senior Stock and Parity Stock without the approval or consent of the holders of Convertible Exchangeable Preferred Stock.



    DIVIDENDS



         Dividend Rate on Series A Preferred Stock



    Each share of Series A Preferred Stock shall accrue dividends commencing on July 1, 1996 (regardless of when issued) at an annual rate of 12% on the liquidation preference of $1.50 ($0.18 per annum per share, subject to adjustment under certain circumstances), payable quarterly on March 31, June 30, September 30 and December 31 of each year commencing on September 30, 1996. The Company did not pay any dividends on the Series A Preferred Stock on September 30, 1996, the initial dividend payment date. See "Risk Factors -- Lack of Funds to Pay Dividends."



         Dividend Rate on Series B Preferred Stock



    Each share of Series B Preferred Stock shall accrue dividends commencing on October 1, 1996 (regardless of when issued) at an annual rate of 8% on the liquidation preference of $1.00 ($0.08 per annum per share, subject to adjustment under certain circumstances), payable quarterly on March 31, June 30, September 30 and December 31 of each year commencing on December 31, 1996. See "Risk Factors -- Lack of Funds to Pay Dividends."



         Dividend Rate on Series C Preferred Stock



    Each share of Series C Preferred Stock shall accrue dividends commencing on January 1, 1997 (regardless of when issued) at an annual rate of 4% on the liquidation preference of $0.50 ($0.02 per annum per share, subject to adjustment under certain circumstances), payable quarterly on March 31, June 30, September 30 and December 31 of each year commencing on March 31, 1997.
See "Risk Factors -- Lack of Funds to Pay Dividends."

         Mechanics of Paying Dividends; Limitations



    Dividends on shares of Convertible Exchangeable Preferred Stock will be cumulative and will be payable to holders of record as they appear on the stock registry of the Company on such record dates, which shall not be less than ten days nor more than 60 days preceding the payment date, as are fixed by the Board of Directors. If, however, shares of Convertible Exchangeable Preferred Stock are called for redemption (as described below) on a redemption date falling between a dividend payment record date and the dividend payment date, in lieu of receiving such dividend on the dividend payment date fixed therefor, the holders of the shares to be redeemed will receive such dividend payment together with all other accrued and unpaid dividends with respect to such shares on the date fixed for redemption.



    The amount of dividends payable per share of a particular series of Convertible Exchangeable Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. The amount of dividends payable for any period shorter than a full dividend period will be computed on the basis of a 360 day year. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment on the Convertible Exchangeable Preferred Stock which may be in arrears. Holders of Convertible Exchangeable Preferred Stock will not be entitled to any participating dividends or other distributions, whether payable in cash, property or securities, in excess of the full cumulative dividends described above.



    So long as any shares of the Convertible Exchangeable Preferred Stock are outstanding, no dividend or distribution may be declared, paid or set apart for payment on the Common Stock or any other Junior Stock, other than a dividend or distribution payable in Junior Stock or warrants or other rights to purchase Junior Stock, nor may any shares of Junior Stock be purchased, redeemed or acquired by the Company (except by conversion into, exchange for, or out of the cash proceeds from the substantially concurrent offering of Junior Stock, the cash proceeds from the exercise of Exchange Warrants or in the ordinary course of business pursuant to the terms of any employer stock incentive plan) unless all accrued and unpaid dividends on the Convertible Exchangeable Preferred Stock have been paid or declared and set apart for payment. Whenever all accrued dividends are not paid in full on the Convertible Exchangeable Preferred Stock or any Parity Stock, all dividends declared on the Convertible Exchangeable Preferred Stock and any such Parity Stock will be declared or made pro rata so that the amount of dividends declared per share on the Convertible Exchangeable Preferred Stock and any such Parity Stock will bear the same ratio that accrued and unpaid dividends per share on the Convertible Exchangeable Preferred Stock and such Parity Stock bear to each other.



    Under Delaware law, the Company may declare and pay dividends on its capital stock only out of surplus, as defined in the Delaware General Corporation Law (the "DGCL") or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus under the DGCL is generally defined to mean the excess, at any given time, of the net assets of a corporation over the amount of the corporation's capital. No dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution, or if such declaration, payment or distribution would contravene the Certificate of Incorporation. Furthermore, the Company may from time to time enter into agreements that prohibit or limit the Company from paying dividends on its capital stock, including the Convertible Exchangeable Preferred Stock. See "Risk Factors -- Lack of Funds to Pay Dividends."



    VOTING RIGHTS



    The holders of the Convertible Exchangeable Preferred Stock will have no voting rights except as described below or as expressly required by applicable law. Whenever dividends on any series of Convertible Exchangeable Preferred Stock are in arrears in an aggregate amount equal to at least six quarterly dividends on such shares, the number of directors of the Company will be increased by two and the holders of such series of Convertible Exchangeable Preferred Stock, voting together as a class with the holders of shares of any other series of Convertible Exchangeable Preferred Stock having the then present right to elect directors as a result of dividend arrearages, will be entitled to elect such two additional directors to the Board of Directors on the basis of one vote per $0.50 amount of liquidation preference (exclusive of accumulated dividends) at any annual or special meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will terminate as to each series of Convertible Exchangeable Preferred Stock when all such dividends in arrears with respect to that series have been paid in full or declared and set apart for payment.



    MANDATORY REDEMPTION



    The Company will be required to redeem all of the issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock at the respective liquidation preference thereof, plus any accrued and unpaid dividends thereon up to the Redemption Date, upon the occurrence of any sale, lease, exchange or transfer of all or substantially all of the assets of the Company (but specifically excluding a Farm-out (as defined herein)) for cash, securities or other property to an entity that is not an affiliate of the Company or the merger, consolidation or other business combination of the Company with or into another entity that is not an affiliate of the Company (each, a "Business Combination"). For the purposes of the preceding sentence, the term "non-affiliate" shall mean any corporation or other entity which directly or indirectly is not in control of, controlled by or under common control with the Company. For the purposes of the definition of "non-affiliate," "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of the Company or vote 10% or more of the securities having ordinary voting power for the election of directors of such person, and "controlled" has a meaning correlative to the foregoing. A "Farm-out" means any transfer by the Company of an interest in any of its oil and gas properties, whether such transfer is in the form of a farm-out, sale, assignment or otherwise; provided that the Company retains a reversionary interest of any nature in or a right to be reassigned or otherwise receive an interest of any nature in, such properties. Except as set forth in this paragraph, the Convertible Exchangeable Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.



    In the event that shares of Convertible Exchangeable Preferred Stock are being mandatorily redeemed and the funds of the Company legally available for redemption of shares on the Redemption Date are insufficient to redeem all shares of Convertible Exchangeable Preferred Stock subject to redemption and the shares, if any, of any other class of capital stock or series of preferred stock required to be redeemed on the Redemption Date, then the funds of the Company, to the extent legally available for such purpose, shall be used to redeem such shares in accordance with their relative rankings and in such proportions as is as set forth under the caption "-- Ranking Upon Liquidation, Dissolution or Winding Up." At any time and from time to time thereafter as additional funds of the Company are legally available for the redemption of shares, such funds shall promptly be used to redeem additional shares of those required to be redeemed on such Redemption Date based on their relative rankings.



    OPTIONAL REDEMPTION



    The Convertible Exchangeable Preferred Stock may not be redeemed at the option of the Company prior to July 1, 1997. On and after July 1, 1997, each share of Convertible Exchangeable Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, at a price (the "Redemption Price") equal to the liquidation preference ($1.50 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock and $0.50 per share for the Series C Preferred Stock), plus any accrued and unpaid dividends thereon up to but excluding the date fixed for redemption, subject to the right of the holder thereof to convert such shares into Common Stock and/or exchange such shares for Exchange Warrants. If upon any optional redemption fewer than all the outstanding shares of Convertible Exchangeable Preferred Stock are to be redeemed, the same number of shares of each series of Convertible

Exchangeable Preferred Stock shall be redeemed by the Company. If fewer than all of the outstanding shares of Convertible Exchangeable Preferred Stock are to be redeemed, the shares to be redeemed within each series will be determined pro rata as nearly as practicable, or by such other method as the Board of Directors may determine to be fair and appropriate. In the event that any quarterly dividends payable on any series of Convertible Exchangeable Preferred Stock are in arrears, such series of Convertible Exchangeable Preferred Stock may not be redeemed unless all outstanding shares of such series of Convertible Exchangeable Preferred Stock are simultaneously redeemed or the outstanding shares of such series are redeemed on a pro rata basis.



    REDEMPTION PROCEDURES



    Notice of any proposed redemption shall be addressed to the holder at such holder's address as its appears on the stock register of the Company on the record date determined by the Board. Each such notice shall specify (i) the date fixed for such redemption (the "Redemption Date"), (ii) the Redemption Price, (iii) the number of shares to be redeemed and (iv) the place for payment and for delivering the shares and other necessary transfer instruments to be executed by the holder in order for the holder to collect the Redemption Price. Notice of redemption will be mailed at least ten days but not more than 60 days before the Redemption Date. Any notice given in such manner shall be conclusively deemed to have been duly given whether or not such notice is in fact received.



    The holder of shares of Convertible Exchangeable Preferred Stock redeemed upon any exercise of the Company's redemption right shall not be entitled to receive payment of the Redemption Price for such Convertible Exchangeable Preferred Stock until the holder shall cause to be delivered to the place specified in the Redemption Notice given with respect to such redemption (i) the share certificate(s) evidencing the Convertible Exchangeable Preferred Stock subject to such redemption and (ii) transfer instruments satisfactory to the Company.



    After the Redemption Date, unless there shall have been a default in payment of the Redemption Price, dividends will cease to accrue on the shares of Convertible Exchangeable Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price without interest upon surrender of the certificates evidencing the shares.



    CONVERSION OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK



    Each outstanding share of Convertible Exchangeable Preferred Stock may be converted by the holder thereof, at any time and from time to time after July 1, 1996, into such number of whole shares of Common Stock as is equal to the liquidation preference thereof ($1.50 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock and $0.50 per share for the Series C Preferred Stock) plus any accrued and unpaid dividends thereon through the conversion date, divided by the Trading Reference Price (the "Conversion Ratio").



    The Trading Reference Price is $0.653, which is an amount equal to the lowest average of the closing prices of the Common Stock on the Nasdaq National Market for any five consecutive trading days during the period commencing on December 26, 1995 (the Record Date for the Rights Offering) and continuing through and including June 30, 1996, subject to adjustment as provided in the following paragraph.



    The Conversion Ratio or Trading Reference Price, as applicable, will be subject to adjustment in certain events, including: (i) the issuance of stock as a dividend or distribution on the Common Stock; (ii) certain subdivisions or combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights, warrants or options to subscribe for or purchase Common Stock; or (iv) the distribution to all holders of Common Stock of evidences of indebtedness of the Company or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid in cash).

No adjustment in the Trading Reference Price will be required to be made until cumulative adjustments aggregate 5% or more of the Trading Reference Price as last adjusted; provided, however, that any adjustment not made shall be carried forward. No adjustment in the Trading Reference Price will be required if holders of the Convertible Exchangeable Preferred Stock are to participate in a transaction on a basis and with notice that the Board determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.



    The Company from time to time may decrease the Trading Reference Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such decrease. The Company may, at its option, make such decreases in the Trading Reference Price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for Common Stock or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations -- Convertible Exchangeable Preferred Stock -- Adjustment of Trading Reference Price."



    In case of (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (ii) any consolidation of the Company with, or merger of the Company into, any other person, or any merger of any person into the Company (other than a merger that does not result in any reclassification of, or change in the outstanding shares of Common Stock), (iii) any sale or transfer of all or substantially all of the assets of the Company (other than a sale-lease back, farm-out, collateral assignment, mortgage or other similar financing transaction), or (iv) any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other properties, then there shall be no adjustment in the Conversion Ratio or Trading Reference Price but appropriate provision shall be made so that the holder of each share of Convertible Exchangeable Preferred Stock then outstanding shall have the right thereafter, during the period such share of Convertible Exchangeable Preferred Stock shall be convertible, to convert such share into the kind and amount of securities, cash or other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Convertible Exchangeable Preferred Stock might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange. The company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding two paragraphs and in this paragraph.



    No fractional shares of Common Stock will be issued upon conversion, but, in lieu thereof, in the sole discretion of the Board of Directors, either (i) such fractional interest will be rounded up to the next whole share or (ii) an appropriate amount will be paid in cash by the Company based on the closing price for the shares of Common Stock on the trading day before the date of conversion.



    EXCHANGE OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK



    At any time until 5:00 p.m., New York time, on December 31, 1998, the holder of any shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock will have the right, at the holder's option, to exchange each share of Convertible Exchangeable Preferred Stock (including all accrued and unpaid dividends thereon) for four Exchange Warrants, each of which will entitle the holder thereof to purchase one share of Common Stock at the Trading Reference Price.

    Each holder of shares of Convertible Exchangeable Preferred Stock may exchange such shares by surrendering the certificate evidencing such shares, with the form of election to exchange on the reverse side of such certificate properly completed and executed, prior to 5:00 p.m., New York time, on the Exchange Warrant Expiration Date (December 31, 1998, unless extended by the Board of Directors).



    In the event a holder of shares of Convertible Exchangeable Preferred Stock elects to exchange all or a portion of such shares for Exchange Warrants, the holder will forgo all accrued and unpaid dividends with respect to the shares of Convertible Exchangeable Preferred Stock so exchanged. If the Convertible Exchangeable Preferred Stock has been called for redemption, the exchange right as to the shares of Convertible Exchangeable Preferred Stock being redeemed shall terminate at the close of business on the last business day before the Redemption Date (unless the Company defaults in the payment of the Redemption Price).



    OTHER PROVISIONS



    The shares of Convertible Exchangeable Preferred Stock, when, as, and if issued as described in this Prospectus, will be duly and validly issued, fully paid and non-assessable. The holders of the shares of Convertible Exchangeable Preferred Stock have no preemptive rights with respect to any securities of the Company.



    Pursuant to the Certificate of Incorporation of the Company, the Board of Directors of the Company is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. See "Risk Factors -- Certain Provisions Relating to Changes in Control; Issuances of Preferred Stock."



    As of the date of this Prospectus, the Board of Directors has provided for the issuance of five series of Preferred Stock, the Senior Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Mandatory Redeemable Preferred Stock.



EXCHANGE WARRANTS



    GENERAL



    The Exchange Warrants will be issued in registered form pursuant to the terms of the Exchange Warrant Agreement dated as of February 8, 1996, between the Company and the Agent. Up to 99,200,336 Exchange Warrants may be issued pursuant to the Exchange Warrant Agreement. It is expected that the Exchange Warrants will be quoted on the over-the-counter market. However, there can be no assurance that a trading market will develop for the Exchange Warrants. See "Risk Factors -- Uncertain Market for the Securities" and "-- Determination of Subscription and Exercise Prices; Possible Volatility of Security Price."



    RIGHTS TO PURCHASE SHARES OF COMMON STOCK; CALCULATION OF EXERCISE PRICE



    Each Exchange Warrant will entitle the registered holder thereof to purchase from the Company one share of Common Stock at a per share price equal to the Trading Reference Price. The exercise price of the Exchange Warrants does not necessarily bear any relationship to the Company's book value of assets, past operations, financial condition or any other established criteria for value and should not be considered an indication of the actual value of the Company or the Common Stock, when, as and if issued. The market value of the Common Stock may be significantly higher or lower than the exercise price of the Exchange Warrants. See "Risk Factors -- Determination of Subscription and Exercise Prices; Possible Volatility of Security Price" and "-- Uncertain Market for the Securities."



    EXERCISE PERIOD



    Each Exchange Warrant is exercisable during the period commencing upon the issuance of such Exchange Warrant and continuing through 5:00 p.m., New York time, on the Exchange Warrant Expiration Date (July 1, 1999, unless extended by the Board of Directors), at which time the Exchange Warrants will expire and will no longer be exercisable.






    METHOD OF EXERCISE



    Each holder of an Exchange Warrant may exercise such Exchange Warrant by surrendering the Exchange Warrant Certificate evidencing such warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price to the Agent, prior to 5:00 p.m., New York time, on the Exchange Warrant Expiration Date; provided, however, that no Exchange Warrants may be exercised unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon the exercise of such warrants under an effective registration statement. The Company has agreed to use its best efforts to have the Common Stock so registered or qualified on or before July 1, 1999 and to maintain a current prospectus relating thereto. In the event that a registration statement is not effective and a current prospectus is not available on July 1, 1999, the Company has agreed to extend the Exchange Warrant Expiration Date for a period not to exceed the earlier to occur of (i) the expiration of a ten business day period following the date on which the Company announces that a registration statement covering the shares of Common Stock has become effective and a current prospectus covering such shares is available and (ii) the expiration of a 100 calendar day period following July 1, 1999 (regardless of whether a registration statement has been declared effective and a current prospectus is available). There can be no assurance that such a prospectus will be available or a registration statement will be effective within the prescribed time, in which event the Exchange Warrants will expire valueless. In addition, no Exchange Warrants shall be exercisable in any state where such exercise would be unlawful. See "Risk Factors -- Inability to Exercise, Convert or Exchange the Securities Under State and Federal Laws."



    The Exchange Warrant Certificates and the payment in full of the exercise price shall be mailed or delivered to the Agent at the addresses specified in " -- The Warrants -- Payment of Warrant Exercise Price" unless the holder is subsequently notified of an alternate address.



    If less than all of the Exchange Warrants evidenced by an Exchange Warrant Certificate are exercised prior to the Exchange Warrant Expiration Date, a new certificate will be issued for the remaining number of Exchange Warrants. Exchange Warrant Certificates may only be exchanged for new certificates of different denominations by presenting the Exchange Warrant Certificate at the office of the Agent.



    PAYMENT OF EXCHANGE WARRANT EXERCISE PRICE



    An exercising Exchange Warrant holder must send to the Agent the executed Exchange Warrant Certificate together with payment in full for the specified number of shares of Common Stock based on the Trading Reference Price. The exercise of an Exchange Warrant will be accepted when such certificate and such payment is received by the Agent as specified above prior to 5:00 p.m., New York time, on the Exchange Warrant Expiration Date. Payment may be made in the same manner specified in " -- The Warrants -- Payment of Warrant Exercise Price." The Agent will deposit all funds received by it for the purchase of Common Stock into an escrow account of the Company (the interest from which will belong to the Company) pending distribution of the Common Stock.

    ADJUSTMENTS



    The exercise price and the number of shares of Common Stock and the number of Exchange Warrants are subject to adjustment upon the occurrence of certain events, including: (i) the issuance of stock as a dividend on the Common Stock;
(ii) certain subdivisions or combinations of the Common Stock; (iii) the issuance of Common Stock or the issuance to all holders of Common Stock of certain rights, warrants or options to subscribe for or purchase Common Stock, in each case, at a per share price less than the current market price per share of the Common Stock; and (iv) the distribution to all holders of Common Stock of evidences of indebtedness of the Company or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid in cash). No adjustment will be required to be made until cumulative adjustments aggregate 5% or more of the exercise price of the Exchange Warrants as last adjusted; provided, however, that any adjustment not made shall be carried forward.



    In case of (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (ii) any consolidation of the Company with, or merger of the Company into, any other person, or any merger of any person into the Company (other than a merger that does not result in any reclassification of, or change in the outstanding shares of Common Stock), (iii) any sale or transfer of all or substantially all of the assets of the Company (other than a sale-lease back, collateral assignment, mortgage or other similar financing transaction), and (iv) any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other properties, then there shall be no adjustment in the Exercise Price but appropriate provision shall be made that the holder of an Exchange Warrant then outstanding shall have the right thereafter, during the period such share of Exchange Warrant shall be exercisable, to exercise such warrant for the kind and amount of securities, cash or other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock for which such Exchange Warrant might have been exercised immediately prior to such reclassification, recapitalization, consolidation, merger, sale, transfer or share exchange. The company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding paragraph and in this paragraph.



    VOTING AND OTHER RIGHTS



    In the event of an adjustment in the number of shares of Common Stock issuable upon exercise of the Exchange Warrants, the Company will not be required to issue fractional shares of Common Stock upon exercise of the Warrants. In lieu of fractional shares of Common Stock, in the sole discretion of the Board of Directors, either (i) such fractional interest will be rounded up to the next whole share or (ii) there will be paid to the holder of the Exchange Warrants at the time of such exercise an amount in cash equal to the same fraction of the closing bid price of the Common Stock on the last trading day prior to the exercise date.



    Exchange Warrant holders do not have voting or any other rights of stockholders of the Company and are not entitled to receive dividends.



    REDEMPTION OF EXCHANGE WARRANTS



    The Exchange Warrants are not redeemable by the Company.

    MODIFICATION OF THE EXCHANGE WARRANT AGREEMENT



    The Exchange Warrant Agreement contains provisions permitting the Company and the Agent, without the consent of the Exchange Warrant holders, to supplement or amend the Exchange Warrant Agreement in order to cure any ambiguity, and to correct or supplement any provisions contained therein which may be defective or inconsistent with any other provision therein, or to make any other provision in regard to matters or questions arising thereunder which the Company and the Agent may deem necessary or desirable and which does not adversely affect the interest of the Exchange Warrant holders. Otherwise, the Exchange Warrant Agreement may only be modified, supplemented, altered or amended upon receipt of the prior written consent of persons holding not less than 50% of the then outstanding Exchange Warrants.



MANDATORY REDEEMABLE PREFERRED STOCK


    GENERAL


    Up to 6,329,539 shares of Mandatory Redeemable Preferred Stock may be issued by the Company (assuming all of the 6,329,539 Warrants outstanding as of October 15, 1996 remain unexercised at 5:00 p.m., New York time, on the Warrant Expiration Date (January 1, 1997), subject to extension under certain circumstances). Each Warrant remaining unexercised at such time will be automatically converted, without any action on the part of the holder thereof, into one share of Mandatory Redeemable Preferred Stock. It is expected that the Mandatory Redeemable Preferred Stock will be quoted on the over-the-counter market. However, there can be no assurance that a trading market will develop for the Mandatory Redeemable Preferred Stock. See "Risk Factors -- Uncertain Market for the Securities" and "-- Determination of Subscription and Exercise Prices; Possible Volatility of Security Price."


    DIVIDENDS


    No dividends will accrue on or be payable with respect to the Mandatory Redeemable Preferred Stock.



    RANKING



    The Mandatory Redeemable Preferred Stock will rank, upon liquidation, dissolution or winding up, (i) junior to the Convertible Exchangeable Preferred Stock and any other class of capital stock or series of preferred stock of the Company the terms of which expressly provide that such class or series ranks senior to the Mandatory Redeemable Preferred Stock upon liquidation, dissolution or winding up (the "Senior Securities"), (ii) on a parity with any other class of capital stock or series of preferred stock of the Company the terms of which expressly provide that such class or series ranks on a parity with the Mandatory Redeemable Preferred Stock upon liquidation, dissolution or winding up (the "Parity Securities") and (iii) senior to the Common Stock and any other class of capital stock or series of preferred stock the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Mandatory Redeemable Preferred Stock upon liquidation, dissolution or winding up (the "Junior Securities). The Company will have the right to issue other classes of capital stock and series of preferred stock that rank senior to or on a parity with the Mandatory Redeemable Preferred Stock without the approval or consent of the holders of Mandatory Redeemable Preferred Stock.



    LIQUIDATION RIGHTS



    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Mandatory Redeemable Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders a liquidation preference of $0.50 per share, and no more, before any payment or distribution of assets is made to the holders of Common Stock or any other Junior Securities. The holders of Mandatory Redeemable Preferred Stock and any Parity Securities will be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any liquidating distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Mandatory Redeemable Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.
Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale, lease, or exchange or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.


    VOTING RIGHTS


    Except as expressly required by law, the holders of the Mandatory Redeemable Preferred Stock will not be entitled to any voting rights.


    MANDATORY REDEMPTION


    The Company will be required to redeem shares of Mandatory Redeemable Preferred Stock, without any action on the part of the holder thereof, at the Mandatory Redemption Price of $0.50 per share (i) if the Company redeems any shares of Convertible Exchangeable Preferred Stock, including upon the occurrence of a Business Combination or (ii) from the net proceeds from the sale of Common Stock pursuant to the exercise of Exchange Warrants, subject to certain conditions.



    REDEMPTION OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK.



    In connection with a Business Combination, the Company, prior to the consummation thereof, will be required to redeem all the outstanding shares of Convertible Exchangeable Preferred Stock and Mandatory Redeemable Preferred Stock; provided, however, that if on the redemption date the funds of the Company legally available for such redemption are insufficient to redeem all the shares of Convertible Exchangeable Preferred Stock and Mandatory Redeemable Preferred Stock and any other class of capital stock or series of preferred stock required to be redeemed upon the occurrence of a Business Combination, then the funds of the Company, to the extent legally available for such purpose, shall be used to redeem such shares in accordance with their relative ranking as set forth under the caption " -- Ranking." At any time and from time to time thereafter as additional funds become legally available for the redemption of shares, such funds shall promptly be used to redeem such additional shares that are required to be redeemed based on their ranking.






    If the Company optionally redeems all the outstanding shares of Convertible Exchangeable Preferred Stock, the Company will be also be required to redeem all shares of Mandatory Redeemable Preferred Stock then outstanding. If fewer than all of the shares of Convertible Exchangeable Preferred Stock are to be redeemed in connection with an optional redemption, the Company will be required to redeem the same number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Mandatory Redeemable Preferred Stock. If fewer than all the outstanding shares of Mandatory Redeemable Preferred Stock are to be redeemed, the shares of Mandatory Redeemable Preferred Stock to be redeemed within such series will be determined pro rata as nearly as practicable, or by such other method as the Board of Directors may determine to be fair and appropriate.



    In no event shall the Company be obligated to redeem the Mandatory Redeemable Preferred Stock in the event any other class of capital stock or series of preferred stock (other than the Convertible Exchangeable Preferred Stock) is redeemed by the Company.

    EXERCISE OF EXCHANGE WARRANTS.



    In the event Exchange Warrants are exercised by the record holders thereof, the Agent shall place in an escrow account ("Exchange Warrant Escrow Account") all net proceeds received therefrom (determined after deducting from the exercise price all costs, fees and expenses incurred by or on behalf of the Company in connection with the exercise of the Exchange Warrants and the redemption of the Mandatory Redeemable Preferred Stock). Upon the earlier to occur of (i) the date on which the Exchange Warrant Escrow Account contains sufficient net proceeds (exclusive of interest thereon, which shall belong to the Company and be paid to the Company from time to time as it may request) to redeem all of the issued and outstanding shares of Mandatory Redeemable Preferred Stock or (ii) the Exchange Warrant Expiration Date (July 1, 1999, unless extended) (the earlier to occur is hereinafter referred to as the "Mandatory Redemption Triggering Event"), the Company shall use the net proceeds in the Exchange Warrant Escrow Account to redeem outstanding shares of Mandatory Redeemable Preferred Stock. All excess proceeds in the Exchange Warrant Escrow Account, if any, shall be paid to the Company. In the event the net proceeds from the Exchange Warrant Escrow Account are insufficient to redeem all of the outstanding shares of Mandatory Redeemable Preferred Stock upon the occurrence of the Mandatory Redemption Triggering Event, the Mandatory Convertible Preferred Stock shall be redeemed on a pro rata basis, by lot or in such other manner as the Board of Directors may determine.



    MECHANICS OF MANDATORY REDEMPTION



    Notice of mandatory redemption shall be addressed to the holder at such holder's address as it appears on the stock register of the Company. Each such notice shall specify (i) the Mandatory Redemption Date, (ii) the Mandatory Redemption Price, (iii) the number of shares to be redeemed and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Mandatory Redemption Price. Notice of mandatory redemption will be mailed at least ten days but not more than 60 days before the Mandatory Redemption Date. Any notice given in such manner shall be conclusively deemed to have been duly given whether or not such notice is in fact received.



    The holder of shares of Mandatory Redeemable Preferred Stock redeemed upon any exercise of the Company's redemption right shall not be entitled to receive payment of the Mandatory Redemption Price for such Mandatory Redeemable Preferred Stock until the holder shall cause to be delivered to the place specified in the Mandatory Redemption Notice given with respect to such redemption (i) the certificate(s) representing share(s) of Mandatory Redeemable Preferred Stock subject to such redemption and (ii) transfer instruments satisfactory to the Company.





    OTHER PROVISIONS


    The shares of Mandatory Redeemable Preferred Stock, when, as and if issued as described in this Prospectus, will be duly and validly issued, fully paid and non-assessable. The holders of the shares of Mandatory Redeemable Preferred Stock will have no preemptive rights with respect to any securities of the Company.


GENERAL PROVISIONS


    PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS






    The Certificate of Incorporation and the By-laws of the Company contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors believes that, as a general rule, such takeover proposals would not be in the best interest of the Company and its stockholders. Set forth below is a description of such provisions in the Certificate of Incorporation and the By-laws. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.



    Pursuant to the Certificate of Incorporation, directors, other than those, if any, elected by the holders of Preferred Stock, can be removed from office by the affirmative vote of the holders of 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote thereon ("Voting Stock"). Vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders.



    Except as otherwise provided for with respect to the rights of the holders of Preferred Stock, the Certificate of Incorporation provides that the whole Board of Directors will consist of that number of directors determined from time to time by the Board of Directors.



    The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election to the Board of Directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general notice must be received by the Company not later than 10 days after the public announcement of the meeting date and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal



    The Company has elected not to be governed by Section 203 of the DGCL. The Company's Certificate of Incorporation provides, however, that in addition to any other vote required by law, a "business combination" (which is defined in the Certificate of Incorporation to generally include (i) any merger or consolidation with or into, (ii) any sale or other transfer of assets aggregating $1.0 million or more to or (iii) other material corporate transactions with, a "related person" (which is defined in the Certificate of Incorporation to generally include any person, entity or group which beneficially owns 10% or more of the outstanding voting stock of the Company, provided, however, that Thomas P. Tatham, DeepTech and their respective heirs, successors, assigns and certain designees are deemed not to be a "related person")) shall require the affirmative vote of the holders of at least 75% or more of the combined voting power of the then- outstanding shares of voting capital stock of the Company, voting together as a class; provided, however, if there are one or more "continuing directors" then in office, and such business combination has been approved by the Board of Directors (including the affirmative vote of at least a majority of the "continuing directors"), then such "business combination" shall only require such vote, if any, as is required by law or by other provisions of the Certificate of Incorporation. A "continuing director" means generally, as to any related person, any member of the Board of Directors who (i) is not, and is not affiliated with, the related person and (ii) became a member of the Board of Directors prior to the time the related person became a related person or is a successor to a continuing director.



    The Certificate of Incorporation provides that, except as otherwise provided for with respect to the rights of the holders of Preferred Stock no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the Company and, if such action involves a business combination, such written consent shall have expressly been approved in advance by the affirmative vote of at least a majority of the continuing directors then in office.

    The Certificate of Incorporation further provides that the Board of Directors, by a majority vote, may adopt, alter, amend or repeal provisions of the By-laws. However, stockholders may only adopt alter, amend or repeal provisions of the By-laws by a vote of 66 2/3% outstanding Voting Stock. In addition, the Certificate of Incorporation provides that whenever any vote of Voting Stock is required by law to amend, alter, repeal or rescind ("Change") any provision thereof, then, in addition to any affirmative vote required by law, (i) the affirmative vote of 66 2/3% or more of the combined voting power of the then outstanding shares of Voting Stock is required to Change certain provisions of the Company's Certificate of Incorporation, including the provisions referred to above relating to vacancies on the Board of Directors, removal of directors, prohibiting stockholder action by written consent the calling of special meetings by stockholders and approval of amendments to the Company's By-laws and (ii) if at that time there exists one or more related persons, such Change must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the Disinterested Shares (as defined in the Certificate of Incorporation).



LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION



    The Certificate of Incorporation of the Company limits the liability of the directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Accordingly, pursuant to the terms of the DGCL as presently in effect, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any action from which the director derived an improper personal benefit. The Certificate of Incorporation also provides that if the DGCL is amended after the approval of the Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the full extent permitted by the DGCL, as so amended.



    In addition, the By-laws, in substance, require the Company to indemnify each person who is or was a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Delaware in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership or other enterprise. The Company is also required to advance to such persons payments incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the By-laws specifically provide that the indemnification rights granted thereunder are non-inclusive.



    The Company has entered into indemnification agreements with certain of its directors providing for indemnification to the full extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights. The Company also has obtained officers' and directors' liability insurance in amounts that it believes are reasonable under the circumstances.


FEDERAL INCOME TAX CONSEQUENCES


    See "Certain Federal Income Tax Considerations" for a summary of certain tax consequences relating to the Securities.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



    The following summary is a general discussion of certain United States federal income tax consequences of acquiring, holding and disposing of the Warrants, Convertible Exchangeable Preferred Stock, Mandatory Redeemable Preferred Stock and Exchange Warrants, subject to the qualifications, limitations and assumptions set forth below. The term "Common Stock" as used below refers only to the common stock of the Company.



    Tax consequences that result from the tax status or particular circumstances of the holder are not addressed. Thus, for example, the summary does not discuss the treatment of holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, corporations subject to the alternative minimum tax, S corporations, broker dealers and tax-exempt entities. Also not addressed are the state and local taxes, foreign taxes applicable to a holder, and tax consequences to subsequent holders of Securities. The discussion also assumes that the Securities and the Common Stock will be traded on an established securities market.



    The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service ("IRS") in effect as of the date of this Prospectus, all of which are subject to change, possibly with retroactive effect. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not adversely affect the tax consequences discussed herein. The summary assumes that the Securities will be held as "capital assets" as defined in the Code. Prospective purchasers are advised to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of the Securities in light of their particular circumstances.



TAX CONSEQUENCES TO U.S. SHAREHOLDERS



Treatment as Section 306 Stock



    Under the provisions of Section 306 of the Code, the redemption or disposition of "Section 306 Stock" is subject to special rules for United States federal income tax purposes. Section 306 Stock is defined as stock (other than common stock) or rights to acquire stock that was received tax-free in one of the following transactions: (i) a tax-free stock dividend under
Section 305 of the Code, (ii) a reorganization under Section 368 of the Code or a corporate division under Section 355 of the Code, or (iii) a transaction where stock has an adjusted basis determined by reference to Section 306 Stock. A redemption of Section 306 Stock will result in dividend income to the holder to the extent of the Company's earnings and profits, then a recovery of basis in the Section 306 Stock and, thereafter, capital gain from the sale or exchange of property. A disposition (other than a redemption) is subject to similar rules except that a holder of Section 306 Stock will recognize dividend income to the extent that such holder would have been required to recognize dividend income (at the time of distribution) if the Company had distributed cash rather than stock. In general, stock will not constitute Section 306 Stock if the distributing corporation had distributed cash in lieu of the stock and no part of the cash distribution would have been a dividend. For purposes of Section 306, (i) stock rights are treated as stock and (ii) stock acquired through the exercise of stock rights is treated as stock distributed at the time of the distribution of stock rights (to the extent of the fair market value of such rights at the time of distribution). Accordingly, if the Company had no current or accumulated earnings and profits in the taxable year of the distribution of Rights, a holder of Warrants, Convertible Exchangeable Preferred Stock or Mandatory Redeemable Preferred Stock will not be considered a holder of Section 306 Stock. The Company had no current or accumulated earnings and profits by the end of the year in which the Rights distribution was made. Accordingly, the Warrants, Convertible Exchangeable Preferred Stock and Mandatory Redeemable Preferred Stock will not be Section 306 Stock.
Holders are urged to consult their own tax advisors regarding their particular circumstances with regard to this matter.

THE WARRANTS



    EXCHANGE OR CONVERSION OF WARRANTS



    It is likely, although not free from doubt, that the Warrants will be treated as stock of the Company for United States federal income tax purposes. Accordingly, holders of Warrants, whether corporate or noncorporate, will recognize neither gain nor loss upon the exercise of the Warrants for Convertible Exchangeable Preferred Stock. A holder of Warrants who receives Convertible Exchangeable Preferred Stock upon exercise of the Warrants will acquire a tax basis in such Convertible Exchangeable Preferred Stock equal to the sum of the exercise price paid and the tax basis of such holder of Warrants in the Warrants. A holder of Warrants will generally have a tax basis in such Warrants equal to the exercise price paid for such Warrants and the tax basis, if any, of such holder in the Rights surrendered for the Warrants. Further, if the Warrants remain unexercised as of a certain date, such Warrants will automatically be exchanged for Mandatory Redeemable Preferred Stock. Holders of Warrants whose Warrants are automatically exchanged for Mandatory Redeemable Preferred Stock will recognize neither gain nor loss upon such exchange.



    TRANSFER OF WARRANTS



    Pursuant to Section 1234 of the Code, a Warrant holder who sells Warrants or otherwise transfers Warrants prior to exercise will be entitled to treat the difference between the amount received for the Warrants and the adjusted tax basis (if any) of such holder of Warrants in the Warrants as a short-term capital gain or capital loss (unless the Warrants are treated as Section 306 Stock as described in "Treatment as Section 306 Stock" above), provided that the Convertible Exchangeable Preferred Stock and the Mandatory Redeemable Preferred Stock subject to the Warrants would have been capital assets in the hands of such holder had either been acquired by him. The gain or loss so recognized will be short-term capital gain or loss if the Warrants have been held for less than one year or long-term capital gain or loss if the Warrants have been held for more than one year.



CONVERTIBLE EXCHANGEABLE PREFERRED STOCK



    DIVIDENDS ON CONVERTIBLE EXCHANGEABLE PREFERRED STOCK



    Distributions with respect to the Convertible Exchangeable Preferred Stock will constitute "dividends" for federal income tax purposes to the extent that the Company has current or accumulated earnings and profits for federal income tax purposes. In general, distributions classified as dividends for federal income tax purposes constitute ordinary income and are taxable in the year of receipt. Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable recovery of basis in the stockholder's Convertible Exchangeable Preferred Stock and then will be treated as gain from the sale or exchange of such Convertible Exchangeable Preferred Stock. Any such gain will be long-term gain if the stockholder's holding period exceeds one year. Because the amount of the Company's current or accumulated earnings and profits is a question of fact which depends, in part, upon the Company's results of operations, there can be no assurance that all or any portion of a distribution on the Convertible Exchangeable Preferred Stock or the Common Stock will be classified as a dividend for federal income tax purposes. The Company has no accumulated earnings and profits for federal income tax purposes, and it is uncertain whether and to what extent the Company will have current or accumulated earnings and profits in the future. The amount of income tax attributable to the receipt of any dividend is dependent, among other things, on the taxpayer's other income and expenses for such year and the rate then in effect.



    Distributions paid to corporations that qualify as "dividends" for federal income tax purposes will generally be eligible for the 70% dividends received deduction under Sections 243 and 244 of the Code, subject to the limitations contained in Sections 246 and 246A of the Code. In general, the dividends received deduction is available only if the stock in respect of which the dividends are paid is held for at least 46 days, or at least 91 days in the case of a dividend attributable to a period or periods aggregating more than 366 days. A taxpayer's holding period for these purposes is reduced by periods during which the taxpayer has an option to sell, is under a contractual obligation to sell, has made (but not closed) a short sale of substantially identical stock or securities, or is the grantor of an option to purchase substantially identical stock or securities. A taxpayer's holding period also is reduced where the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the taxpayer holding one or more positions in substantially similar or related property. Further, the dividends received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends received deduction will be limited to specified percentages of the holder's taxable income and may be reduced or eliminated if the holder has indebtedness "directly attributable" to its investment in the stock. Prospective corporate purchasers of Convertible Exchangeable Preferred Stock should consult their own tax advisors to determine whether these limitations might apply to them.



    The legislative history of the Revenue Reconciliation Act of 1990 indicates that the Treasury Department may treat accrued and unpaid dividends on cumulative preferred stock, like the Convertible Exchangeable Preferred Stock, as a disguised redemption premium if, at the time of issuance of the stock, there is no intention for dividends to be paid currently. If accrued and unpaid dividends were treated as a disguised redemption premium, the holder would be required to accrue such dividends into income without regard to whether they were paid in cash. Holders of Convertible Exchangeable Preferred Stock are urged to consult their own tax advisors with regard to this matter.



    A corporate holder may, in general, be required to include in its alternative minimum taxable income an amount equal to a portion of any dividends received deduction allowed in computing regular taxable income.



    EXTRAORDINARY DIVIDENDS; CORPORATE STOCKHOLDERS



    If a corporate holder receives an "extraordinary dividend" from the Company with respect to Convertible Exchangeable Preferred Stock which it has not held for more than two years on the dividend announcement date, the basis of the Convertible Exchangeable Preferred Stock will be reduced (but not below zero) by the portion of the dividend which is not taxed because of the dividends received deduction. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of stock upon the disposition of such stock. An "extraordinary dividend" on the Convertible Exchangeable Preferred Stock would include a dividend that (i) equals or exceeds 5% of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder's adjusted tax basis (determined without regard to any reduction for the non-taxed portion of prior extraordinary dividends) in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the stock rather than its adjusted basis for purposes of applying the 5% or 20% limitation if the holder is able to establish such fair market value to the satisfaction of the IRS. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Convertible Exchangeable Preferred Stock that is non-pro rata as to all stockholders, without regard to the period the holder held the stock.



    Special rules apply with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return on such stock does not exceed 15% as determined under Section 1059(e)(3) of the Code. Where a qualified preferred dividend exceeds the 5% or 20% limitation described above, (i) the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years, and (ii) if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return as determined under Section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for purposes of the extraordinary dividend rules is determined under principles similar to those applicable for purposes of the dividends received deduction discussion above.



    TRANSFER OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK



    Upon the sale or other disposition of Convertible Exchangeable Preferred Stock, a holder of Convertible Exchangeable Preferred Stock will recognize gain or loss equal to the difference between the amount realized on such sale or other disposition and the holder's tax basis in the Convertible Exchangeable Preferred Stock (unless the Convertible Exchangeable Preferred Stock is treated as Section 306 Stock as described in "Treatment as Section 306 Stock" above). Such gain or loss will be long-term capital gain or loss if, at the time of the sale or other disposition, the Convertible Exchangeable Preferred Stock has been held for more than one year.



    REDEMPTION FOR CASH



    A redemption of Convertible Exchangeable Preferred Stock for cash will be a taxable event upon which income or loss will be recognized. Generally, the redemption of all of a holder's Convertible Exchangeable Preferred Stock for cash would result in capital gain or loss equal to the difference between the amount of cash received, except to the extent received for declared and unpaid dividends, and the stockholder's tax basis in the Convertible Exchangeable Preferred Stock redeemed (unless the Convertible Exchangeable Preferred Stock is treated as Section 306 Stock as described in "Treatment as Section 306 Stock" above). Such gain or loss would be long-term capital gain or loss if the holding period for the Convertible Exchangeable Preferred Stock were to exceed one year. Under the rules of Section 302 of the Code, however, a redemption of shares of Convertible Exchangeable Preferred Stock by the Company for cash will be treated as a distribution taxable as a dividend to redeemed stockholders to the extent of the Company's current or accumulated earnings and profits unless the redemption (i) results in a "complete termination" of the stockholder's interest in the Company (within the meaning of Section 302(b)(3) of the Code), (ii) is "substantially disproportionate" (within the meaning of
Section 302(b)(2) of the Code) with respect to the holder or (iii) is "not essentially equivalent to a dividend" (within the meaning of Section 302(b)(1) of the Code). The substantially disproportionate test of Section 302(b)(2) of the Code is based on changes in ownership of voting stock and will not apply where solely non- voting stock is redeemed. The Convertible Exchangeable Preferred Stock is not voting stock for this purpose except when a dividend arrearage equals or exceeds six quarterly dividend payments. Moreover, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, will be taken into account. Based on a published IRS ruling, the redemption of a stockholder's Convertible Exchangeable Preferred Stock for cash should be treated as "not essentially equivalent to a dividend" if, taking into account the constructive ownership rules, (a) the stockholder's relative stock interest in the Company is minimal (an interest of less than 1% should satisfy this requirement), (b) the stockholder exercises no control over the Company's affairs and (c) there is a reduction in the holder's proportionate interest in the Company.



    CONVERSION OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK INTO COMMON STOCK



    No gain or loss generally will be recognized upon conversion of shares of Convertible Exchangeable Preferred Stock into shares of Common Stock, except with respect to any cash paid in lieu of fractional shares of Common Stock. Additionally, if the conversion takes place when there is a dividend arrearage on the Convertible Exchangeable Preferred Stock and the fair market value of the Common Stock exceeds the issue price of the Convertible Exchangeable Preferred Stock, a portion of the Common Stock received might be treated as a dividend distribution, taxable as ordinary income. Assuming the conversion is not treated as resulting in the payment of a dividend, the tax basis of the Common Stock received upon conversion will be equal to the tax basis of the shares of Convertible Exchangeable Preferred Stock and the holding period of the Common stock will include the holding period of the shares of Convertible Exchangeable Preferred Stock converted. The tax basis of any Common Stock treated as a dividend will be equal to its fair market value on the date of the distribution.



    EXCHANGE OF CONVERTIBLE EXCHANGEABLE PREFERRED STOCK INTO EXCHANGE WARRANTS



    Holders of Convertible Exchangeable Preferred Stock who exchange such Convertible Exchangeable Preferred Stock for Exchange Warrants generally will be treated as having sold or exchanged their Convertible Exchangeable Preferred Stock in a taxable transaction. Such holders will recognize gain or loss equal to the difference between the fair market value of the Exchange Warrants and their tax basis in the Convertible Exchangeable Preferred Stock (unless the Convertible Exchangeable Preferred Stock is treated as Section 306 Stock as described in "Treatment as Section 306 Stock" above). The resulting gain or loss will be long-term capital gain or loss if, at the time of the sale or exchange, the Convertible Exchangeable Preferred Stock has been held for more than one year.



    ADJUSTMENT OF TRADING REFERENCE PRICE



    Holders of Convertible Exchangeable Preferred Stock may be deemed to have received a constructive distribution of stock that is taxable as a dividend where the Conversion Ratio and/or Trading Reference Price is adjusted to reflect a cash or property distribution with respect to stock into which such Convertible Exchangeable Preferred Stock is convertible. An adjustment to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders, however, generally will not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Convertible Exchangeable Preferred Stock (in particular, those in connection with the special conversion rights applicable to the Convertible Exchangeable Preferred Stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If a nonqualifying adjustment were made, the holders of Convertible Exchangeable Preferred Stock might be deemed to have received a taxable stock dividend.



THE EXCHANGE WARRANTS



    EXERCISE OF EXCHANGE WARRANTS



    Holders of Exchange Warrants, whether corporate or noncorporate, will recognize neither gain nor loss upon the exercise of the Exchange Warrants for Common Stock. A holder of Exchange Warrants who receives Common Stock upon the exercise of the Exchange Warrants will have a tax basis in the Common Stock equal to the sum of the exercise price paid and the tax basis of the holder in the Exchange Warrants.



    TRANSFER OF EXCHANGE WARRANTS



    Pursuant to Section 1234 of the Code, a holder of Exchange Warrants who sells or otherwise disposes of Exchange Warrants prior to exercise will be entitled to treat the difference between the amount received for the Exchange Warrants and the adjusted tax basis of the holder of the Exchange Warrants in such Exchange Warrants as a long-term capital gain or loss, if (i) at the time of such sale or other disposition the Exchange Warrants have been held for more than one year and (ii) the Common Stock subject to the Exchange Warrants would have been a capital asset in the hands of the holder had it been acquired by him.



    LAPSE OF EXCHANGE WARRANTS

    Holders of Exchange Warrants who allow their Exchange Warrants to lapse are deemed to have sold their Exchange Warrants on the date on which the Exchange Warrants expire. Since upon such lapse no consideration will be received by a holder of Exchange Warrants, a long-term capital loss (if the Exchange Warrants have been held for more than one year) equal to the tax basis of the holder in the Exchange

Warrants will be sustained by the holder on such lapse, provided that the Common Stock subject to the Exchange Warrants would have been a capital asset in the hands of the holder had it been acquired by him.



MANDATORY REDEEMABLE PREFERRED STOCK



    TRANSFER OF MANDATORY REDEEMABLE PREFERRED STOCK



    Upon the sale or other disposition of Mandatory Redeemable Preferred Stock, a holder of such stock will recognize gain or loss equal to the difference between the amount realized on such sale or other disposition and the holder's tax basis in the Mandatory Redeemable Preferred Stock (unless the Mandatory Redeemable Preferred Stock is treated as Section 306 Stock as described in "Treatment as Section 306 Stock" above). Such gain or loss will be long-term capital gain or loss if, at the time of the sale or other disposition, the Mandatory Redeemable Preferred Stock has been held for more than one year.



    REDEMPTION FOR CASH



    A redemption of Mandatory Redeemable Preferred Stock for cash will be a taxable event upon which income or loss will be recognized. Generally, the redemption of all of a holder's Mandatory Redeemable Preferred Stock for cash would result in capital gain or loss equal to the difference between the amount of cash received, except to the extent received for declared and unpaid dividends, and the stockholder's tax basis in the Mandatory Redeemable Preferred Stock redeemed (unless the Mandatory Redeemable Preferred Stock is treated as Section 306 Stock as described in "Treatment as Section 306 Stock" above). Such gain or loss would be long-term capital gain or loss if the holding period for the Mandatory Redeemable Preferred Stock were to exceed one year. Under the rules of Section 302 of the Code, however, a redemption of shares of Mandatory Redeemable Preferred Stock by the Company for cash will be treated as a distribution taxable as a dividend to redeemed stockholders to the extent of the Company's accumulated earnings and profits unless the redemption
(i) results in a "complete termination" of the stockholder's interest in the Company (within the meaning of Section 302(b)(3) of the Code), (ii) is "substantially disproportionate" (within the meaning of Section 302(b)(2) of the Code) with respect to the holder or (iii) is "not essentially equivalent to a dividend" (within the meaning of Section 302(b)(1) of the Code). The substantially disproportionate test of Section 302(b)(2) of the Code is based on changes in ownership of voting stock and will not apply where solely non-voting stock is redeemed. The Mandatory Redeemable Preferred Stock is not voting stock for this purpose. Moreover, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, will be taken into account. Based on a published IRS ruling, the redemption of a shareholder's Mandatory Redeemable Preferred Stock for cash will be treated as "not essentially equivalent to a dividend" if, taking into account the constructive ownership rules, (a) the stockholder's relative stock interest in the Company is minimal (an interest of less than 1% should satisfy this requirement), (b) the stockholder exercises no control over the Company's affairs and (c) there is a reduction in the holder's proportionate interest in the Company.



MISCELLANEOUS RULES APPLICABLE TO U.S. STOCKHOLDERS



    FEDERAL LEGISLATIVE TAX CHANGES



    The Revenue Reconciliation Act of 1993 enacted substantial changes for all taxpayers. Some of the changes were retroactive, including an increase in the top marginal tax rates. Capital gains continue to be taxed at a top rate of 28% for noncorporate taxpayers. Changes have been proposed before the Congress to lower the capital gains rate, but it is impossible to predict as of this time whether such changes will be enacted into law. Stock of the Company will not qualify for the 50% capital gain exclusion for so-called "qualified small business stock." Such changes may have a significant impact on potential investors.

    STATE, LOCAL AND FOREIGN INCOME TAXES



    Holders of Convertible Exchangeable Preferred Stock, Mandatory Redeemable Preferred Stock or Common Stock may be liable for state, local and foreign income taxes with respect to dividends (if applicable) paid on, or gain from the sale, exchange or redemption of Warrants, Convertible Exchangeable Preferred Stock, Mandatory Redeemable Preferred Stock, Exchange Warrants or Common Stock, as the case may be. Many states and localities do not allow corporations a deduction analogous to the federal dividends received deduction. Prospective investors are advised to consult their own tax advisors as to the state, local and other tax consequences of acquiring, holding and disposing of Warrants, Convertible Exchangeable Preferred Stock, Mandatory Redeemable Preferred Stock, Exchange Warrants or Common Stock .



    BACKUP WITHHOLDING



    Under the backup withholding provisions of the Code and applicable Treasury regulations, a holder of Warrants, Convertible Exchangeable Preferred Stock, Mandatory Redeemable Preferred Stock, Exchange Warrants or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends (if applicable) on, or the proceeds of a sale, exchange or redemption of Warrants, Convertible Exchangeable Preferred Stock, Mandatory Redeemable Preferred Stock, Exchange Warrants or Common Stock, unless such holder (i) is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will not constitute additional tax and will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.



TAX CONSEQUENCES TO NON-U.S. SHAREHOLDERS



    The following is a summary of certain United States federal income tax consequences of the ownership and disposition of Warrants, Convertible Exchangeable Preferred Stock, Mandatory Redeemable Preferred Stock, Exchange Warrants or Common Stock (hereinafter sometimes referred to as "Preferred or Common Stock") by a holder who is not a United States person (a "Non-U.S. Holder"). For this purpose, the term "Non-U.S. Holder" is defined as any person who under United States tax laws is a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien, a nonresident individual or a nonresident fiduciary of a foreign estate or trust.



    An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal tax in much the same manner as if they were United States citizens.



    Dividends received by a Non-U.S. Holder are generally subject to United States income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. United States income tax will generally be withheld from distributions to Non-U.S. Holders at a 30% rate, or a lower applicable treaty rate if certain certification and other requirements are met. Persons subject to withholding may obtain a refund of overwithheld tax by filing an appropriate claim for refund with the United States IRS.



    However, income of a Non-U.S. Holder from dividends on preferred or common stock which is effectively connected with the conduct of a United States trade or business will be taxed similarly to United States citizens and domestic corporations with respect to such income. If a capital gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, or if the Non-U.S. Holder is more than a 5% shareholder during the five years preceding the sale (directly or under rules of attribution), the capital gain will be subject to United States federal income tax at regular graduated rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.



    An individual Non-U.S. Holder who does not have a United States trade or business, has not been a more than 5% stockholder during the five years preceding the sale (directly or under rules of attribution), and holds common stock as a capital asset will generally not be subject to United States income tax on such capital gain. However, a Non-U.S. Holder will be subject to income tax on any capital gain recognized during any year on such stock if such person (i) is present in the United States for 183 days or more in the taxable year of sale or other disposition or (ii) has a "tax home" in the United States (within the meaning of Section 865(g) of the Code). Non-U.S. Holders should consult applicable tax treaties, which may provide for different rules.



    The Company is, and likely will continue to be, a United States Real Property Holding Corporation under Section 897 of the Code. Accordingly, a Non-U.S. Holder may be subject to United States income tax on any disposition of preferred or common stock Warrants, or Exchange Warrants, and United States income tax withholding of 10% of the gross sales price, if such person owns more than 5% of the Company's Preferred or Common Stock (directly, under rules of attribution, or indirectly through Warrants or Exchange Warrants to acquire such stock) at the time of such disposition or in any of the five preceding years. Gains and losses from such dispositions by such 5% stockholders are treated as income effectively connected with the conduct of a United States trade or business. Further, with respect to transactions described herein as resulting in no gain or loss to Holders of preferred or common stock, Warrants or Exchange Warrants, Section 897 of the Code provides that such nonrecognition provisions will generally apply only in the case of an exchange for an interest the sale of which would be taxable under such same chapter of the Code. The exemption from taxation under Section 897 of the Code for a Non-U.S. Holder that owns (directly and under rules of attribution) 5% or less of a class of stock generally applies only as long as that class of stock is regularly traded on an established securities market (as defined under Section 897). The Company expects that its Preferred and Common Stock will be so traded, but cannot assure that result in the future.



    Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting with respect to such tax will generally not apply to dividends paid to Non-U.S. Holders outside the United States that are either subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding. In that regard, under temporary United States Treasury regulations, backup withholding and information reporting generally will not apply to dividends paid on Preferred or Common Stock to a Non-U.S. Holder at an address outside the United States.



    As a general matter, backup withholding, and information reporting also will not apply to a payment of the proceeds of a sale of Preferred or Common Stock by or through a foreign office of a foreign broker. Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Preferred or Common Stock by a foreign office of a broker (that is effected for a United States person) that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Preferred or Common Stock is subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a Non-U.S. Holder, or otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.



    These backup withholding and information reporting rules are under review by the United States Treasury, and their application to the Preferred or Common Stock could be changed prospectively by future regulations.



    The Company must report annually to the IRS the total amount of United States federal income taxes withheld from dividends paid to Non-U.S. Holders. In addition, the Company must report annually to each Non-U.S. Holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. This information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.



    Stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.



    Non-U.S. Holders are urged to consult their own tax advisors with respect to their particular circumstances relating to acquiring, holding and disposing of the Warrants, Convertible Exchangeable Preferred Stock, Mandatory Redeemable Preferred Stock, Exchange Warrants, and Common Stock.

                                 LEGAL MATTERS



    The validity of the Securities being offered hereby has been passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Akin, Gump, Strauss, Hauer & Feld, L.L.P. owns 235,357 shares of Common Stock of DeepTech.



                                    EXPERTS



    The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1996, have been so incorporated in reliance upon the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    Information incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1996 derived from the report of Ryder Scott, independent petroleum engineers, with respect to estimated oil and gas reserves of the Company, have been so incorporated in reliance upon the authority of said firm as experts with respect to the matters contained in their report.



                             AVAILABLE INFORMATION



    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy statements, information statements and other information may be inspected, without charge, and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Additionally, copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed on the Nasdaq National Market. Reports, proxy statements, information statements and other information concerning the Company can be inspected and copied at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006. Such documents may also be obtained through the website maintained by the SEC at http://www.sec.gov.



    The Company has filed with the Commission a Registration Statement (which term shall encompass any and all pre- and post-effective amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which is filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to are summaries of the terms of such contract, agreement or other document and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, as amended, and exhibits thereto may be inspected without charge at the public reference facilities maintained by the Commission, regional offices of the Commission and offices of the Commission and the Nasdaq referred to above, and copies thereof may be obtained from the SEC at prescribed rates.

                                    GLOSSARY


         The following are defined terms used in connection with the Securities in this Prospectus.



    "Agent" means Chase Mellon Shareholder Services, L.L.C.



    "Business Combination" means the sale, lease, exchange or transfer of all or substantially all of the assets of the Company (but specifically excluding a Farm-out) for cash, securities or other property to an entity that is not an affiliate of the Company or the merger, consolidation or other business combination of the Company with or into another entity that is not an affiliate of the Company. For the purposes of this definition, the term "affiliate" shall mean any corporation or other entity which directly or indirectly is in control of, or controlled by or under common control with the Company. For the purposes of the definition of "affiliate," the term "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of the Company or vote 10% or more of the securities having ordinary voting power for the election of directors of such person, and "controlled" has a meaning correlative to the foregoing.



    "Common Stock" means the common stock, $0.01 par value per share, of the Company.



    "Conversion Ratio" means a number, the numerator of which is the liquidation preference of a particular series of Convertible Exchangeable Preferred Stock ($1.50 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock and $0.50 for the Series C Preferred Stock) plus all accrued and unpaid dividends thereon, and the denominator of which is the Trading Reference Price. The Conversion Ratio represents the number of shares of Common Stock that will be issued upon the conversion of one share of Convertible Exchangeable Preferred Stock.



    "Convertible Exchangeable Preferred Stock" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, collectively.



    "Eligible Institution" means any member firm of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings and loan or trust company having an office or correspondent in the United States.



    "Exchange Warrant" means one of four warrants that is issued in exchange for one share of Convertible Exchangeable Preferred Stock and entitles the holder thereof to purchase one share of Common Stock at the Trading Reference Price, subject to adjustment.



    "Exchange Warrant Certificate" means a transferable certificate evidencing one or more Exchange Warrants.



    "Exchange Warrant Escrow Account" means the escrow account of the Company in which the Agent shall place all net proceeds from the exercise of Exchange Warrants to purchase shares of Common Stock.



    "Exchange Warrant Expiration Date" means July 1, 1999 (unless extended by the Board of Directors), after which date the Exchange Warrants will expire and will no longer be exercisable.



    "Farm-out" means any transfer by the Company of an interest in any of its oil and gas properties, whether such transfer is in the form of a farm-out, sale, assignment or otherwise, provided that the Company retains a reversionary interest of any nature in, or a right to be reassigned or to otherwise receive an interest of any nature in, such properties.

    "Junior Securities" means the Common Stock and each class of capital stock or series of preferred stock of the Company the terms of which specifically provide that such class or series ranks junior and subordinate to the Mandatory Redeemable Preferred Stock upon liquidation, dissolution or winding up.



    "Junior Stock" means the Common Stock and Mandatory Redeemable Preferred Stock and each other class of capital stock or series of preferred stock of the Company the terms of which specifically provide that such class or series ranks junior and subordinate to the Convertible Exchangeable Preferred Stock with respect to dividends.



    "liquidation preference" means with respect to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock the amounts of $1.50, $1.00 and $0.50 per share, respectively.



    "Mandatory Redeemable Preferred Stock" means the Mandatory Redeemable Preferred Stock, $0.01 per value per share, of the Company, each share of which has a liquidation preference of $0.50 and is mandatorily redeemable by the Company under certain circumstances.



    "Mandatory Redemption Date" means the date on which the Company proposes to redeem shares of the Mandatory Redeemable Preferred Stock.



    "Mandatory Redemption Notice" means a notice sent to the holders of Mandatory Redeemable Preferred Stock informing such holders of the Mandatory Redemption Date, the Mandatory Redemption Price and such other information as the Company deems necessary and appropriate to inform such holders about the redemption.



    "Mandatory Redemption Price" means the price at which the Company may redeem a share of Mandatory Redeemable Preferred Stock and is equal to $0.50 per share.



    "Mandatory Redemption Triggering Event" means the earlier to occur of (i) the date on which the Exchange Warrant Escrow Account contains sufficient net proceeds from the exercise of Exchange Warrants to redeem all of the issued and outstanding shares of Mandatory Redeemable Preferred Stock or (ii) the Exchange Warrant Expiration Date (July 1, 1999, unless extended).



    "NASD" means the National Association of Securities Dealers, Inc.



    "Notice of Guaranteed Delivery" means a guaranteed notice, substantially in the form set forth in the instructions distributed with the Subscription Certificates, from an Eligible Institution stating the name of the exercising Rights holder, the number of Warrants being subscribed for and guaranteeing the delivery to the Agent of the Subscription Certificates representing the number of Warrants being subscribed for within five (5) business days following the date of the Notice of Guaranteed Delivery.



    "Parity Securities" means any class of capital stock or series of preferred stock of the Company the terms of which specifically provide that such class or series ranks on a parity with the Mandatory Redeemable Preferred Stock with respect to liquidation, dissolution or winding up.



    "Parity Stock" means any series of preferred stock of the Company the terms of which specifically provide that such class or series ranks on a parity with the Convertible Exchangeable Preferred Stock with respect to dividends.



    "Record Date" means December 26, 1995.



    "Redemption Date" means the date on which the Company proposes to redeem all or a portion of the shares of Convertible Exchangeable Preferred Stock.

    "Redemption Notice" means a notice sent to the holders of Convertible Exchangeable Preferred Stock informing such holders of the proposed redemption of all or a portion of such shares by the Company.



    "Redemption Price" means the price at which the Company may redeem a share of Convertible Exchangeable Preferred Stock and is equal to the liquidation preference ($1.50 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock and $0.50 per share for the Series C Preferred Stock) plus all accrued and unpaid dividends with respect to such share up to but excluding the Redemption Date.



    "Securities" means the Rights, Warrants, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Mandatory Redeemable Preferred Stock and Exchange Warrants, collectively.



    "Senior Preferred Stock" means the 9% Senior Convertible Preferred Stock, each share of which shall accrue dividends at 9% per annum on the liquidation preference of $1,000 per share, which is convertible into shares of the Company's Series A Preferred Stock in certain circumstances.



    "Senior Securities" means any series of Convertible, Exchangeable Preferred Stock or any class of capital stock or series of preferred stock of the Company the terms of which specifically provide that such class or series ranks senior to the Mandatory Redeemable Preferred Stock upon liquidation, dissolution or winding up.



    "Senior Stock" means any series of preferred stock of the Company the terms of which specifically provide that such series ranks senior to the Convertible Exchangeable Preferred Stock with respect to dividends.



    "Series A Preferred Stock" means the Series A Convertible Exchangeable Preferred Stock, $0.01 par value per share, of the Company, each share of which shall accrue dividends at 12% per annum on the liquidation preference of $1.50 per share.



    "Series B Preferred Stock" means the Series B Convertible Exchangeable Preferred Stock, $0.01 par value per share, of the Company, each share of which shall accrue dividends at 8% per annum on the liquidation preference of $1.00 per share.



    "Series C Preferred Stock" means the Series C Convertible Exchangeable Preferred Stock, $0.01 par value per share, of the Company, each share of which shall accrue dividends at 4% per annum on the liquidation preference of $.50 per share.



    "Trading Reference Price" means $0.653, an amount equal to the lowest average of the closing prices of Common Stock on the Nasdaq National Market for any five consecutive trading days during the period commencing on the Record Date and continuing through and including June 30, 1996, subject to adjustment from time to time.



    "Warrant Certificate" means a transferable certificate evidencing one or more Warrants.



    "Warrant Expiration Date" means 5:00 p.m. New York time on January 1, 1997 (unless extended by the Board of Directors), at which time each unexercised Warrant will be automatically converted, without any action on the part of the holder thereof, into one share of Mandatory Redeemable Preferred Stock.



    "Warrants" means the 25,120,948 Warrants issued in the Rights Offering. Each Warrant initially entitled the holder thereof to purchase one share of any
(i) Series A Preferred Stock at any time on or before July 1, 1996, (ii) Series B Preferred Stock at any time on or before October 1, 1996 and (iii) Series C Preferred Stock at any time on or before the Warrant Expiration Date (January 1, 1997, subject to extension under certain circumstances), in each case at an exercise price of $1.00 per share.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.


                           -------------------------


                              TABLE OF CONTENTS



                                                         PAGE
                                                         ----
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . 4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . .  14
The Company . . . . . . . . . . . . . . . . . . . . . . .  22
Use of Proceeds . . . . . . . . . . . . . . . . . . . . .  22
Description of the Securities . . . . . . . . . . . . . .  24
Certain Federal Income Tax Considerations . . . . . . . .  41
Legal Matters . . . . . . . . . . . . . . . . . . . . . .  49
Experts . . . . . . . . . . . . . . . . . . . . . . . . .  49
Available Information . . . . . . . . . . . . . . . . . .  49
Glossary  . . . . . . . . . . . . . . . . . . . . . . . . G-1







                              6,329,539 SHARES OF



                                  SERIES C 4%



                            CONVERTIBLE EXCHANGEABLE

                                PREFERRED STOCK





                          AND/OR MANDATORY REDEEMABLE



                                PREFERRED STOCK



                          99,200,336 EXCHANGE WARRANTS



                       99,200,336 SHARES OF COMMON STOCK




                             TATHAM OFFSHORE, INC.



                           -------------------------


                                   PROSPECTUS



                           -------------------------





                               October ___, 1996

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



         The following table sets forth the estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby.



  Securities and Exchange Commission Filing Fee  . . . . . . . . . . . $ 67,134
  National Association of Securities Dealers, Inc. Filing Fee  . . . .   19,875
  Nasdaq National Market Listing Fee . . . . . . . . . . . . . . . . .   50,000
  Blue Sky Filing Fees and Expenses  . . . . . . . . . . . . . . . . .   25,000
  Printing and Engraving Costs . . . . . . . . . . . . . . . . . . . .   75,000
  Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .  420,000
  Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . .   60,000
  Transfer Agent Fees  . . . . . . . . . . . . . . . . . . . . . . . .   40,000
  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12,991
                                                                         ------
          Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . $770,000
                                                                       ========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS



         Section 145 of the Delaware General Corporation Law ("DGCL") authorized, inter alia, a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation ) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation; however, an indemnitee who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudicated liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs, that indemnification of the indemnitee is proper because he has met the applicable standard of conduct.
Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.



         Article VIII of the Company's By-laws, a copy of which is filed as
Exhibit 3.2 to this Registration Statement, provides, in substance, that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL.



         Article Sixth of the Company's Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to this Registration Statement, limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation also provides that if the DGCL is amended after the approval of the Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the full extent permitted by the DGCL, as so amended.






         The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement contains certain provisions for indemnification of directors and officers of the Company and the Underwriter against civil liabilities under the Securities Act.



         The Company intends to enter into indemnification agreements with certain of its directors providing for indemnification to the fullest extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights.



ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



     (a)     The following exhibits are filed as part of this Registration
             Statement.



        Exhibit
        Number     Description
        ------     -----------



          1.1* Form of Standby Underwriting Agreement between Sanders Morris Mundy Inc. and Tatham Offshore.



          2.1* Agreement and Plan of Merger by and between Tatham Offshore, a Delaware corporation, and Tatham Offshore, Inc. a Texas corporation (filed as exhibit 2.1 in Tatham Offshore's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, Commission File No. 0-22892, and incorporated herein by reference).



          4.1* Form of Certificate of Designations Establishing the Series A Convertible Exchangeable Preferred Stock of Tatham Offshore.



          4.2* Form of Certificate of Designations Establishing the Series B Convertible Exchangeable Preferred Stock.



          4.3* Form of Certificate of Designations Establishing the Series C Convertible Exchangeable Preferred Stock.



          4.4* Form of Certificate of Designations Establishing the Mandatory Redeemable Preferred Stock.



          4.5* Form of Warrant Agreement relating to the warrants entitling the holder thereof to purchase shares of Convertible Exchangeable Preferred Stock.



          4.6* Form of Warrant Agreement relating to the warrants entitling the holder thereof to purchase shares of Tatham Offshore's Common Stock.



          5.1*     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.



         23.1+     Consent of Independent Accountants, Price Waterhouse LLP.



         23.2+ Consent of Ryder Scott Company Petroleum Engineers, Independent Petroleum Engineers.

         23.3* Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (such consent is included in the opinion to be filed as Exhibit 5.1 to this Registration Statement).



         24.1*     Power of Attorney.



         99.1*     Form of Subscription Certificate.



         99.2* Form of Chairman's Letter to the Stockholders dated December 26, 1995.







         99.3* Form of Letter of Transmittal from Tatham Offshore to the Record Holders transmitting materials to be distributed to beneficial holders.







         99.4* Form of Letter for transmittal to a Record Holder's Clients that Own Tatham Offshore Common Stock.







         99.5*     Form of Beneficial Owner Instruction and Exercise Form.







         99.6*     Form of Nominee Subscription Rights Exercise Form.







         99.7*     Form of Notice of Guaranteed Delivery.







         99.8*     Form of Instructions to Record Holders on Exercising Rights.







        99.9* Form of Transmittal Letter from Tatham Offshore, Inc. to the Record Holders.





--------------------



         * Previously filed



         + Filed herewith



ITEM 17. UNDERTAKINGS



(a)  The undersigned registrant hereby undertakes:



         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



                 (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and



                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.



         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and



         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



(b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.



(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES







         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Houston, State of Texas, on October 29, 1996.







                                        TATHAM OFFSHORE, INC.








                                        By:    /s/ THOMAS P. TATHAM
                                           ------------------------------------
                                           Thomas P. Tatham
                                           Chairman of the Board and
                                             Chief Executive Officer




         Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                  TITLE                         DATE
                     ---------                                  -----                         ----
                /s/ THOMAS P. TATHAM                  Chairman of the Board and        October 29, 1996
      ----------------------------------------         Chief Executive Officer
                    Thomas P. Tatham                    (Principal Executive
                                                              Officer)




                /s/  DIANA J. WALTERS                  Chief Financial Officer         October 29, 1996
     -----------------------------------------         and Director (Principal
                     Diana J. Walters                   Financial Officer and
                                                        Principal Accounting
                                                              Officer)



                                                              Director                 October __, 1996
    -------------------------------------------
                   Donald S. Taylor





               /s/  ANTOINE GAUTREAUX, JR.                    Director                 October 29, 1996
     -----------------------------------------
                    Antoine Gautreaux, Jr.





                /s/  KENNETH E. BEENEY                        Director                 October 29, 1996
      ----------------------------------------
                     Kenneth E. Beeney





               /s/ PHILLIP G. CLARKE                          Director                 October 29, 1996
       ----------------------------------------
                   Phillip G. Clarke




               /s/  CLYDE E. NATH                             Director                 October 29, 1996
     -----------------------------------------
                    Clyde E. Nath




                                                              Director                 October ___, 1996
     -----------------------------------------
                   James G. Niven




                                                              Director                 October ___, 1996
       --------------------------------------
                Jonathan D. Pollock




              /s/ HUMBERT B. POWELL, III                      Director                 October 29, 1996
       --------------------------------------
                  Humbert B. Powell, III




              /s/ ROGER B. VINCENT, SR.                       Director                 October 29, 1996
       --------------------------------------
                  Roger B. Vincent, Sr.

                               INDEX TO EXHIBITS



                                                                                      Sequentially
                                                                                         Numbered
         NUMBER                        DESCRIPTION OF EXHIBIT                              Page
         ------                        ----------------------                              ----
            1.1*   Form of Standby Underwriting Agreement between Sanders
                   Morris Mundy Inc. and Tatham Offshore.
            2.1*   Agreement and Plan of Merger by and between Tatham
                   Offshore, a Delaware corporation, and Tatham Offshore,
                   Inc., a Texas corporation (filed as exhibit 2.1 in Tatham
                   Offshore's Annual Report on Form 10-K for the fiscal year
                   ended June 30, 1994, Commission File No. 0-22892, and
                   incorporated herein by reference).
            4.1*   Form  of Certificate of Designations Establishing the
                   Series A Convertible Exchangeable Preferred Stock of
                   Tatham Offshore.
            4.2*   Form of Certificate of Designations Establishing the
                   Series B Convertible Exchangeable Preferred Stock.
            4.3*   Form of Certificate of Designations Establishing the
                   Series C Convertible Exchangeable Preferred Stock.
            4.4*   Form of Certificate of Designations Establishing the
                   Mandatory Redeemable Preferred Stock.
            4.5*   Form of Warrant Agreement relating to the warrants
                   entitling the holder thereof to purchase shares of
                   Convertible Exchangeable Preferred Stock.
            4.6*   Form of Warrant Agreement relating to the warrants
                   entitling the holder thereof to purchase shares of Tatham
                   Offshore's Common Stock.
            5.1*   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           23.1    Consent of Independent Accountants, Price Waterhouse LLP.
           23.2    Consent of Ryder Scott Company Petroleum Engineers,
                   Independent Petroleum Engineers.
           23.3*   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (such consent is included in the opinion to be filed on Exhibit
                   5.1 to this Registration Statement).
           23.4*   Consent  of Richards, Layton & Finger (such consent of
                   included in the opinion to be filed on Exhibit 7.1 to this
                   Registration Statement.
          24.1*    Power of Attorney.
           99.1*   Form of Subscription Certificate.
           99.2*   Form of Chairman's Letter to the Stockholders dated
                   December 26, 1995.
           99.3*   Form of Letter of Transmittal from Tatham Offshore to the
                   Record Holders transmitting materials to be distributed to beneficial holders.
           99.4*   Form of Letter for transmittal to a Record Holder's
                   Clients that own Tatham Offshore Common Stock.
           99.5*   Form of Beneficial Owner Instruction and Exercise Form.
           99.6*   Form of Nominee Subscription Rights Exercise Form.
           99.7*   Form of Notice of Guaranteed Delivery.
           99.8*   Form of Instructions to Record Holders on Exercising
                   Rights.
           99.9*   Form of Transmittal Letter from Tatham Offshore, Inc. to
                   the Record Holders.


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         * Previously filed